UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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The Andersons, Inc.
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THE ANDERSONS, INC.
1947 Briarfield Boulevard
Maumee, Ohio 43537
March 11, 2021
Dear Shareholder:
You are cordially invited to attend the Annual Meeting of shareholders to be held on Friday, May 7, 2021 at 8:00 a.m. Eastern Time. In light of continuing public health concerns due to the COVID-19 pandemic, the Annual Meeting will be held in a virtual meeting format only, via live webcast. You will not be able to attend the Annual Meeting physically in person. To participate in the Annual Meeting at www.virtualshareholdermeeting.com/ANDE2021, you must enter the 16-digit control number found on your proxy card or your voting instruction form.
This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the meeting agenda, and how to vote your proxy and procedures for the meeting. It also describes how the Board of Directors operates and gives you information about our director candidates. A form of proxy card and our 2020 annual report to shareholders are also included with this booklet.
It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. I urge you to vote your proxy as soon as possible so that your shares may be represented at the meeting. If you attend the Annual Meeting, you may revoke your proxy by voting your shares electronically at the annual meeting, if you wish.

Sincerely,
/s/ Michael J. Anderson, Sr.
Michael J. Anderson, Sr.
Chairman

THE ANDERSONS, INC.
1947 Briarfield Boulevard
Maumee, Ohio 43537
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

In light of continuing public health concerns due to the COVID-19 pandemic, the Annual Meeting will be held in a virtual meeting format only, via live webcast. You will not be able to attend the Annual Meeting physically in person. To participate in the Annual Meeting at www.virtualshareholdermeeting.com/ANDE2021, you must enter the 16-digit control number found on your proxy card or your voting instruction form.

Date:    May 7, 2021

Time:    8:00 A.M., Eastern Time

Place:    Online at www.virtualshareholdermeeting.com/ANDE2021

When can I join the virtual Annual Meeting? You may begin to log into the meeting platform beginning at 7:45 A.M. Eastern Time on May 7, 2021. The meeting will begin promptly at 8:00 A.M. Eastern Time on May 7, 2021.

How can I ask questions and vote? Shareholders may vote and submit questions virtually during the meeting (subject to time restrictions). To participate in the meeting virtually, visit www.virtualshareholdermeeting.com/ANDE2021. When recognized by the Chair, shareholders should identify themselves by name, company or affiliation. Shareholders will have two minutes to ask general questions or comment. Questions or comments not related to the proposal under discussion, or that are about personal concerns not shared by shareholders generally, or that use blatantly offensive language may be ruled out of order.

What if I lost my 16-digit control number? You will be able to login as a guest. To view the meeting webcast visit www.virtualshareholdermeeting.com/ANDE2021 and register as a guest. If you login as a guest, you will not be able to vote your shares or ask questions at the meeting.

What if I experience technical difficulties? If shareholders encounter any difficulties accessing the Annual Meeting webcast during the check-in or meeting time, there will be a technical support number posted on the virtual meeting login page for assistance. Technical support will be available beginning at 7:45 A.M. Eastern Time on May 7, 2021 through the conclusion of the Annual Meeting.

The virtual meeting platform is fully supported across all browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Shareholders should ensure they have a strong internet connection if they intend to attend and/or participate in the Annual Meeting. Shareholders should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

If there are questions pertinent to meeting matters that cannot be answered during the Annual Meeting due to time constraints, management will post answers to a representative set of questions within the Investor Relations section of our website. The questions will remain available until the Company's 2022 proxy statement is filed.

Matters to be voted upon:

1	The election of ten directors identified as nominees herein to hold office for a one-year term.
2	Advisory approval of executive compensation.
3	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021
4	Any other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

By order of the Board of Directors

Maumee, Ohio	/s/ Christine M. Castellano
March 11, 2021	Christine M. Castellano
Secretary
Your vote is important. Whether or not you plan to attend the Annual Meeting electronically and regardless of the number of shares you own, please vote your shares by proxy, either by mailing the enclosed proxy card or, by telephone or via the Internet. If you attend the Annual Meeting, you may revoke your proxy by voting your shares electronically at the Annual Meeting, if you wish.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 7, 2021
The Proxy Statement and Annual Report to Shareholders with Form 10K is available at www.proxyvote.com.

THE ANDERSONS, INC.
1947 Briarfield Boulevard
Maumee, Ohio 43537
PROXY STATEMENT
Annual Meeting of Shareholders
May 7, 2021
Introduction
The Board of Directors (the “Board”) of The Andersons, Inc. (the "Company") is soliciting your proxy to encourage your participation in the voting at the Annual Meeting and to obtain your support on each of the proposals described in this proxy statement. You are invited to attend the virtual Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. This proxy statement was first mailed or otherwise delivered to shareholders on March 26, 2021. The mailing address of the Company’s executive officers is 1947 Briarfield Boulevard in Maumee, Ohio 43537.
This Proxy Solicitation
Included in this package are, among other things, the proxy card and this proxy statement. The proxy card and the identification number on it are the means by which you authorize another person to vote your shares in accordance with your instructions.
This proxy statement provides you with information about the proposals and about The Andersons, Inc. (the “Company”) that you may find useful in deciding how to vote with respect to each of the proposals. After this introduction, you will find the following twelve sections:
•Voting
•Summary of Proposals
•Election of Directors
•Corporate Governance
•Executive Officers
•Proposal for an Advisory Vote on Executive Compensation
•Appointment of Independent Registered Public Accounting Firm
•Share Ownership
•Executive Compensation
•Director Compensation
•CEO Pay Ratio
•Other Information
The Annual Meeting: Quorum
The Annual Meeting will be held on Friday, May 7, 2021 at 8:00 a.m., Eastern time, online at www.virtualshareholdermeeting.com/ANDE2021.
The Company’s Code of Regulations requires that a majority of our outstanding Common Shares be represented at the Annual Meeting, either in person or by proxy, in order to transact business.
Abstentions and broker non-votes will be treated as present for purposes of determining whether a majority of our Common Shares is represented at the meeting, and will therefore affect whether a quorum has been achieved. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.
There were no shareholder proposals submitted for the 2021 Annual Meeting.
Common Shares Outstanding
The record date for determining holders of the Company’s Common Shares entitled to vote at the Annual Meeting is March 9, 2021. As of the record date, the Company had 33,670,118 Common Shares issued and outstanding.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 7, 2021
The proxy statement and Annual Report to Shareholders with Form 10K is available at www.proxyvote.com.

Voting
You are entitled to one vote at the Annual Meeting for each of the Company’s Common Shares that you owned of record as of the close of business on March 9, 2021 (the record date for the Annual Meeting). There is no right to cumulative voting as to any matter, including the election of directors.
How to Vote Your Shares
You may vote your shares by proxy or electronically at the Annual Meeting. Even if you plan to attend the virtual meeting, we urge you to complete and submit your proxy in advance to ensure your vote is represented. If your shares are recorded in your name, you may cast your vote in one of the following ways:
•Vote by telephone: If you received a proxy card, you can vote by phone at any time by calling the toll-free number (for residents of the U.S.) listed on your proxy card, notice document or email that you received. To vote, enter the control number listed on your proxy card and follow the simple recorded instructions. If you vote by phone, you do not need to return your proxy card.
•Vote by mail: If you received a proxy card and choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.
•Vote via the Internet: You can vote by Internet at any time by visiting the website listed on your proxy card, notice document or email that you received. Follow the simple instructions and be prepared to enter the code listed on the proxy card, notice document or email that you received. If you vote via the Internet, you do not need to return your proxy card.
•Vote electronically at the virtual Annual Meeting.
Shareholders who hold their shares beneficially in street name through a nominee (such as a bank or a broker) may be able to vote by telephone or the Internet, as well as by mail. You should follow the instructions you receive from your nominee to vote these shares. Since a beneficial owner is not the shareholder of record, you may not vote these shares electronically at the meeting unless you obtain a “legal proxy” from your broker or nominee that holds your shares, giving you the right to vote the shares at the virtual meeting.
When you vote by proxy, the shares you hold will be voted in accordance with your instructions. Your proxy vote will direct the designated persons (known as “proxies” or proxy holders) to vote your shares at the Annual Meeting in accordance with your instructions. The Board has designated Michael T. Hoelter and Catherine M. White to serve as the proxies for the Annual Meeting.
How to Revoke Your Proxy
You may revoke your proxy at any time before it is exercised by any of the following means:
•Notifying Christine M. Castellano, our Secretary, in writing prior to the Annual Meeting;
•Submitting a later dated proxy card, telephone vote or Internet vote; or
•Attending the virtual Annual Meeting and voting electronically.
If your shares are held in street name, you must contact your broker or nominee to revoke your voting instructions.
The mailing address of the Company’s executive officers is 1947 Briarfield Boulevard in Maumee, Ohio 43537.
Your attendance at the virtual Annual Meeting will not, by itself, revoke a proxy.
How Your Shares Will be Voted
Your shares will be voted at the meeting as directed by the instructions on your proxy card if: (1) you are entitled to vote, (2) your proxy was properly executed, (3) we received your proxy prior to the Annual Meeting and (4) you did not validly revoke your proxy prior to the meeting.
If you send a properly executed proxy without specific voting instructions, the designated proxies will vote your shares
•to elect the nominated directors,
•to approve this year's advisory resolution on executive compensation, and
•to ratify the selection of the independent registered public accounting firm.

Votes Required to Approve Each Item
The Company’s Code of Regulations states that the nominees for director receiving the greatest number of votes shall be elected. Therefore, abstentions and broker non-votes will not count as a vote for or against the election of directors and, therefore, will not have an effect on the election of directors.
The approval of the advisory vote on executive compensation requires an affirmative vote of the holders of a majority of the Common Shares present, virtually or by proxy, and entitled to vote on this matter. An abstention will count as a vote against this proposal. Broker non-votes will not count as a vote for or against this proposal.
The ratification of the independent registered public accounting firm requires an affirmative vote of the holders of a majority of the Common Shares present, virtually or by proxy, and entitled to vote. An abstention will count as a vote against this proposal. A proposal to ratify the selection of auditors is considered a routine matter that brokers may vote on without instruction from beneficial owners. As a result, we do not expect any broker non-votes to occur with respect to this proposal.

Householding
The Company has adopted a procedure approved by the Securities and Exchange Commission called “householding”. Under this procedure, multiple shareholders who share the same last name and address will receive only one copy of the annual proxy materials. If the household received a printed set of proxy materials by mail, each shareholder will receive his or her own proxy card or voting instruction card by mail. We have undertaken householding to reduce our printing costs and postage fees. Shareholders who receive household materials may elect to receive individual copies of the proxy materials at the same address (and shareholders receiving multiple copies of materials may elect to receive household materials) by contacting Investor Relations in writing at 1947 Briarfield Boulevard, Maumee, Ohio 43537, or via telephone at (419) 893-5050, and we will provide a separate copy of the annual proxy materials to each shareholder at your address.
Where to Find Voting Results
We expect to announce the voting results at the Annual Meeting and will publish the voting results in the Company’s Form 8-K to be filed with the Securities and Exchange Commission within four business days after the Annual Meeting.

Summary of Proposals
The Governance / Nominating Committee and the Board, including the Board's independent directors, have nominated ten directors, each for a one-year term.
The Board is submitting to an advisory vote the compensation of the Company’s named executive officers, as required by the rules and regulations of the Securities and Exchange Commission, and conducted in conformance with regulations promulgated by the Securities and Exchange Commission thereunder. While this vote is not binding, the Compensation and Leadership Development Committee and Board expect to take the results of this vote into consideration when making future compensation decisions.
The Audit Committee has recommended, and the Board has approved, Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2021 and recommends that you vote to ratify their appointment.
At the date of this Proxy Statement, we have no knowledge of any business other than the proposals described above that will be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting, the proxies will be voted on at the discretion of the proxy holders.

Election of Directors
The Board of Directors is currently comprised of ten directors. Patrick S. Mullin has reached the Board's mandatory retirement age of 72, and will not stand for re-election. Gary A. Douglas is nominated as a new director. Proxies cannot be voted for a greater number of individuals than the number of nominees listed below. The Governance / Nominating Committee and the Board have nominated and recommend the election of each of the ten nominees listed below. Each director elected will serve until the next Annual Meeting or until their earlier removal or resignation. Each of the nominees listed, with the exception of Gary A. Douglas, is currently a Director of the Company. The Board expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute, unless the Board reduces the number of directors as provided for in the Company’s Code of Regulations.
Directors will be elected at the Annual Meeting by a plurality of the votes cast at the Annual Meeting by the holders of shares represented in person or by proxy. The following is a brief biography of each nominee as well as the specific qualifications of the nominee as identified by the Board’s Governance / Nominating Committee. Information as to their ownership of the Common Shares can be found under the caption “Share Ownership” in this proxy statement. All information provided is current as of February 28, 2021.

Name	Age	Principal Occupation, Business Experience and Other Directorships	Director Since
Patrick E. Bowe	62	President and CEO since November 2, 2015. Prior to that, Corporate Vice President of Cargill, Inc. and a leader of Cargill's Food Ingredients and Systems business since 2007. Prior to joining Cargill's Corn Milling Division, managed the copper trading desk for Cargill Metals Division and worked as a trader and analyst for Cargill Investor Services at the Chicago Board of Trade. Worked as a cash grain merchant for Louis Dreyfus Corp. in Springfield, Ill., and Phil O'Connel Grain Co., in Stockton, California.	2015
Michael J. Anderson, Sr.	69	Chairman since 2009. Chief Executive Officer from January 1999 to October 2015. President from January 1999 through December 2012. Prior to that President and Chief Operating Officer from 1996 through 1998, Vice President and General Manager of the Retail Group from 1994 until 1996 and Vice President and General Manager Grain Group from 1990 through 1994. Currently a Director of FirstEnergy Corp. beginning in 2007 and formerly a Director of Interstate Bakeries Corp from 1998 to 2009. Director of the Company prior to it becoming publicly traded in 1996.	1988
Gerard M. Anderson	62	Executive Chairman of DTE Energy since July, 2019; Chairman and Chief Executive Officer of DTE Energy from 2014 through 2019; President and Chief Operating Officer of DTE Energy from 2005 through 2010. Joined Detroit Edison, a subsidiary of DTE Energy in 1993 and held various executive positions. Prior to this, a consultant with McKinsey & Co., Inc. Director of DTE Energy since 2009.	2008
Gary A. Douglas	60	President of Nationwide National Partners since March 2013; President and Chief Operating Officer of Nationwide Agribusiness from 2007 through 2013; Regional Vice President of Nationwide Mutual Insurance Company from 2005 through 2007. On the Development Committee of the National Urban League, on the Governance Committee of the National Association of Mutual Insurance Companies, and on the Sustainability Committee of the African American Leadership Academy.	__
Stephen F. Dowdle	70	Retired President of Sales for PotashCorp, 1999 to 2017, which merged with Agrium, Inc. to form Nutrien in January 2018. Prior to the merger, oversaw sales, marketing and distribution of PotashCorp's potash, phosphate and nitrogen products. During the merger, served as a Senior Advisor providing transition assistance for sales operations. Also served ten years, 1989 to 1999, as Vice President and Managing Director for Canpotex Limited in Singapore. Formerly a Director of Canpotex Limited from 2010 to 2017. Formerly a Director of SinoFert Holdings Limited from 2005 to 2017. Formerly a Director of the International Plant Nutrient Institute from 2010 to 2017.	2018
Pamela S. Hershberger	55	Retired Managing Partner from Ernst & Young. Thirty-one years of service at Ernst & Young, beginning her career in the firm's Toledo, Ohio office as a staff auditor. In 2008, named Toledo's office managing partner, a position she held until her retirement in 2018.	2019

Name	Age	Principal Occupation, Business Experience and Other Directorships	Director Since
Catherine M. Kilbane	57	Retired Senior Vice President, General Counsel and Secretary of The Sherwin-Williams Company, 2013 to July 2017. Prior to that, Senior Vice President, General Counsel and Secretary of American Greetings Corporation from 2003-2012. Prior to that a partner with the Cleveland law firm of Baker & Hostetler LLP. Director of The Davey Tree Expert Company. Director of Interface, Inc. Trustee of The Cleveland Clinic Foundation.	2007
Robert J. King, Jr.	65	Senior Adviser for FNB Corp from 2013 through October 2020. Prior to that, President and Chief Executive Officer, PVF Capital Corp from 2009 to 2013; Senior Managing Director, Private Equity, FSI Group, LLC from 2006 through 2009; Managing Director, Western Reserve Partners LLC from 2005-2006; Regional President of Fifth Third Bank from 2002 through 2004 and Chairman, President and Chief Executive Officer of Fifth Third Bank (Northeastern Ohio) from 1997 through 2002. On the advisory board of Ancora Advisors September 23 to December 15, 2016. Director of MTD Corp. since 2005 and Medical Mutual of Ohio since 2012	2005
Ross W. Manire	69	Retired President and Chief Executive Officer of ExteNet Systems, Inc., 2002 to 2018. Served as President, Enclosure Systems Division of Flextronics International from 2000 to 2002. Prior to that was Chief Executive Officer at Chatham Technologies, Inc., and served in several executive roles at 3Com Corporation and US Robotics (acquired by 3Com in 1997). Former Partner at Ridge Capital Corporation and Ernst & Young LLP. Director of Zebra Technologies Corporation since 2003 and Eagle Test Systems, Inc. from 2004 through 2008.	2009
John T. Stout, Jr.	67	Chairman and Chief Executive Officer of Plaza Belmont Management Group LLC since 2014. Prior to that, Chief Executive Officer of Plaza Belmont Management Group LLC since 1998. Director and Chairman of the Board of Renwood Mills, LLC since 2016. Director and Managing Member of Renwood Appreciation & Income Fund, LLC since 2016. Director and Managing Member of Homegrown Family Foods since 2019. Previously President of Manildra Milling Corp and Manildra Energy Corp from 1991 through 1998 and Executive Vice President of Dixie Portland Flour Mills Inc. from 1984 to 1990.	2009

Director Skills, Experience and Background

The Governance / Nominating Committee considers a variety of factors when presenting the slate of nominees for the Board – these are highlighted in the chart below and listed in detail under the caption “Corporate Governance – Board Meetings and Committees – Governance / Nominating Committee.” The Committee looks at the different skills and experiences that each nominee brings. Following is a Board of Directors Skill Matrix which is a summary of each nominee's skills and experience with each mark indicating an experiential strength. Further below is a more detailed table of the specific experience, qualifications, attributes or skills that the Governance / Nominating Committee viewed as valuable to our business for the next year:

Board of Directors Skill Matrix

Director Qualifications and Experience	Patrick E. Bowe	Michael J. Anderson, Sr.	Gerard M. Anderson	Gary A. Douglas	Stephen F. Dowdle	Pamela S. Hershberger	Catherine M. Kilbane	Robert J. King, Jr.	Ross W. Manire	John T. Stout, Jr.
General Management	•	•	•	•	•	•	•	•	•	•
Finance and M&A	•	•	•	•		•	•	•	•	•
Sales and Marketing	•	•	•	•	•			•	•	•
Human Resources	•	•	•	•			•	•	•	•
Other Public Company Board		•	•				•	•	•	•
C-Suite Experience	•	•	•	•				•	•	•
Risk Management	•	•	•	•			•	•		•
Business Operations	•	•	•	•					•	•
Agribusiness	•	•		•	•					•

Director	Specific experience, qualifications, attributes or skills
Patrick E. Bowe
•        Over thirty-five years of experience in the agricultural sector
•        As Corporate Vice President for Cargill's Food Ingredient and Systems Platform, responsible for strategy, capital allocation decisions, customer relationship management, as well as leading key sourcing and business excellence initiatives
•        Has held a variety of leadership positions, both domestically and abroad, including oversight of Cargill's Corn Wet Milling operation
•        Extensive experience in leading large organizations with particular expertise in commodity and futures trading, acquisitions and joint ventures, process improvement, strategic sourcing, capital management, and establishing and maintaining strong customer relationships

Michael J. Anderson, Sr.	• Over forty-year history with the Company including leadership of the Grain business
•        Specific expertise in agricultural commodities trading and hedging activities
•        Intimate knowledge of all businesses
•        Experience as a member and chair of other public company boards
•        Three years public accounting experience
•        MBA in finance and accounting
• Executive Leadership Program, Harvard Business School
Gerard M. Anderson
•        Currently engaged as Chairman and previously CEO and board member of a publicly traded energy company
•        Energy industry expertise
•        MBA and MPP with a civil engineering undergraduate degree
•        Past experience as a consultant with McKinsey and Company

Gary A. Douglas
•        Over twenty years of senior management level experience across geographically diverse markets within the United States
•        Expertise in the areas of risk management, strategic planning, and operational effectiveness
•        Executive Leadership Program, Wharton School of Business
•        MBA with emphasis in finance

Director	Specific experience, qualifications, attributes or skills
Stephen F. Dowdle
•        Extensive executive leadership and sales experience in the plant nutrient industry
•        Wealth of business and agronomy knowledge from more than thirty years in the plant nutrient industry
•        Experience as a member of other company boards
•        Masters and doctorate degree in agronomy and soil science

Pamela S. Hershberger
•        Experience managing Toledo, Ohio Ernst & Young office
•        Over thirty years of public accounting experience
•        Extensive experience in advising public and private companies on tax, accounting, audit and consulting matters in a variety of industries
•        Merger and acquisition experience
•        Ernst & Young Executive Program, Kellogg School of Management, Northwestern University

Catherine M. Kilbane
•        Fourteen years as Secretary and General Counsel for two large companies, both publicly traded
•        Experience with public company regulatory requirements
•        Experienced public company director
•        Experience in an industry that supplies coating materials used in rail repair
•        Attorney with extensive corporate law experience, including corporate governance, mergers and acquisitions, joint ventures, securities and compliance

Robert J. King, Jr.
•        Experience as President & Chief Executive Officer and board member of a publicly traded financial services company
•        MBA with a finance undergraduate degree
•        Expertise in banking, finance and related risk analysis with extensive senior officer experience with major banking organization
•        Experience as a member of other company boards

Ross W. Manire	• Currently an Advisory Partner to several private equity firms
•        Retired Chairman and CEO of a telecommunications company
•        Mergers and acquisitions and international business experience
•        Experience as a member of other public company boards
•        Formerly a partner with an international auditing firm and certified public accountant
•        Prior service as Chief Financial Officer of public company
• MBA with economics undergraduate degree
John T. Stout, Jr.
•        Currently engaged as Chairman and Chief Executive Officer of a private equity fund that acquires diversified food processing companies and related businesses
•        Experience in the financial markets as it relates to the food industry, including analysis of agricultural commodity risk
•        Mergers and acquisition experience
•        Experience managing companies that consume of wheat, corn, soybeans, rice and other commodities
•        Board member for a variety of companies in the food industry
•        Elected to Kansas City Federal Reserve Board January 1, 2010 and again on January 1, 2013; previously six years on Kansas City Federal Reserve Board Economic Advisory Committee; served on the Compensation Committee of the Federal Reserve Bank of Kansas City from 2010 to 2015

The Board of Directors recommends a vote FOR the election of the ten directors as presented.

Corporate Governance

Board Meetings and Committees

Committees of the Board effective as of December 31, 2020
Name	Board	Audit	Compensation and Leadership Development	Governance / Nominating	Finance
Michael J. Anderson, Sr.	C
Patrick E. Bowe	X
Gerard M. Anderson	X			X	X
Stephen F. Dowdle	X			X	X
Pamela S. Hershberger	X	C	X
Catherine M. Kilbane	X	X		C
Robert J. King, Jr.	X		X		C
Ross W. Manire	X	X	C
Patrick S. Mullin	X	X		X
John T. Stout, Jr.	X		X		X
C - Chair, X - Member
The Board of Directors held six regular board meetings in 2020. Each director attended 75% or more of the 2020 meetings of the Board, and committees on which each such director served during each director's period of service. We encourage Board members to attend the annual meeting, and, with the exception of Jacqueline F. Woods who had reached mandatory retirement age and was not standing for re-election to the Board, all of the Board members at that time attended the 2020 Annual Shareholders Meeting.
The Audit Committee, Compensation and Leadership Development Committee, Finance Committee and Governance / Nominating Committee each have written charters. Copies of such charters are available at www.andersonsinc.com under the Governance tab within the Investor Relations section of the website.
Director Independence: The Board is made up of a majority of independent directors. Each of the Audit, Compensation, Finance and Governance / Nominating Committees is made up entirely of independent members.
An “independent” director is a director who meets the criteria for independence as required by the applicable law and the NASDAQ Corporate Governance Standards for Listed Companies and is affirmatively determined to be “independent” by the Board. The Board has determined that each of the current directors is independent under the corporate governance standards of the NASDAQ, with the exception of Michael J. Anderson, Sr., Chairman and Patrick E. Bowe, President and Chief Executive Officer. Michael J. Anderson, Sr. and Gerard M. Anderson are first cousins. The Board has determined that the relationship does not affect Gerard M. Anderson’s exercise of independent judgment on the Board.
Audit Committee: The Board established the Audit Committee as defined by Section 3(a)(58)A of the Securities Exchange Act of 1934. The Audit Committee is currently comprised of four independent directors (as defined in the NASDAQ Corporate Governance Standards for Listed Companies generally and as applicable to audit committee members) and, among other duties, oversees the accounting and financial reporting process of the Company, appoints the independent registered public accounting firm, reviews the internal audit and external financial reporting of the Company, reviews the scope of the independent audit and considers comments by the independent registered public accounting firm regarding internal controls and accounting procedures and management’s response to those comments. The Audit Committee held four regular meetings in 2020. The Board has determined that Pamela S. Hershberger, Committee Chair, Patrick S. Mullin, and Ross W. Manire, Committee members, are each “audit committee financial experts” as defined in the federal securities laws and regulations.
Compensation and Leadership Development Committee: The Compensation and Leadership Development Committee, is comprised solely of four independent directors (as defined in the NASDAQ Corporate Governance Standards for Listed Companies generally and as applicable to compensation committee members). The Compensation and Leadership Development Committee reviews the recommendations of the Company’s Chief Executive Officer and Human Resources as to the appropriate compensation, which includes base salaries, short-term and long-term compensation and benefits, of the Company’s officers and determines the compensation of such officers for the ensuing year which it then recommends to the full Board for approval. The Chief Executive Officer’s compensation is also determined by the Committee and then recommended to the full Board for approval. In addition, under the Company’s 2019 Long-Term Incentive Compensation Plan (the "2019 Plan"), the Committee reviews, approves and recommends to the Board the value of grants of equity-based compensation aggregated for non-officers and individual grants for officers and reviews and approves the “Compensation Discussion and Analysis” appearing in this proxy statement. The Compensation and Leadership Development Committee met four times during 2020. The Committee, by charter, is authorized to retain its own independent compensation consultants and legal counsel. The role of those independent compensation consultants is more fully described in the "Use of Compensation Consultants" section below.
Finance Committee: The Finance Committee is comprised of four independent directors (as defined in the NASDAQ Corporate Governance Standards for Listed Companies) and is charged with monitoring and overseeing the Company’s financial resources, strategies and risks, especially those that are long-term in nature. The Finance Committee met three times in 2020.
Governance / Nominating Committee: The Governance / Nominating Committee is comprised of four independent directors (as defined in the NASDAQ Corporate Governance Standards for Listed Companies). The Governance / Nominating Committee met three times in 2020. The Committee recommends to the Board actions to be taken regarding the Board's structure, organization and functioning, selects and reviews candidates to be nominated to the Board, reports to the Board regarding the qualifications of such candidates, recommends a slate of directors to be submitted to the shareholders for approval, and proposes agenda items and recommendations to meetings of the independent directors (led by the Lead Independent Director) without management being present. The Governance / Nominating Committee and other members of the Board identify candidates for consideration by the Committee, and may, if it elects to, engage the services of third party search firms to identify candidates. The Governance / Nominating Committee recommended the election to the Board of each nominee named in this proxy statement.
Mr. Douglas was recommended to the Committee by the CEO and Chairman based on their knowledge of the industry and his reputation. The Committee interviewed Mr. Douglas and recommended him to the Board. No fees or charges to any third parties were incurred in connection with the identification or appointment of Mr. Douglas, nor was any such appointment made pursuant to any agreement with any third party.
It is the policy of the Governance / Nominating Committee to consider for nomination as a director any person whose name is submitted by a shareholder, provided that the submission is made prior to December 31 of the year that precedes the next annual meeting of shareholders and provided that the person is willing to be considered as a candidate.
Submission of names by shareholders is to be made to the Secretary of the Company, at the Company’s headquarters in Maumee, Ohio. The Secretary, in turn, submits the names to the Chair of the Governance / Nominating Committee. The shareholder’s notice must set forth all information relating to any nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Act of 1934, as amended (including, if so required, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). Additionally, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the notice must provide the name and address of such shareholder and beneficial owner and the class and number of shares of the Company which are owned beneficially and of record by such shareholder and beneficial owner.
Each candidate for director (no matter how nominated) is evaluated on the basis of his or her ability to contribute expertise to the businesses and services in which the Company engages, to conduct himself or herself in accordance with the Company’s Statement of Principles, and to contribute to the mission and greater good of the Company. The candidate’s particular expertise, as well as existing Board expertise, is taken into consideration. A candidate’s “independence,” as defined by applicable stock exchange regulations and any other applicable laws, and the Board’s ratio of independent to non-independent directors are also taken into consideration. Preferences, qualifications and specific qualities or skills considered necessary for one or more of the directors to possess include, but are not limited to, the following:
•Able to serve for a reasonable period of time
•Multi-business background preferred
•Successful career in business preferred
•Active vs. retired preferred
•Audit Committee membership potential
•Strategic thinker
•Leader / manager
•Agribusiness background, domestic and international
•Transportation background
•Brand marketing exposure

The Committee seeks nominees who provide a diverse set of backgrounds, skills, experiences and viewpoints who will contribute expertise to the Board, who will conduct themselves in accordance with the Company’s Statement of Principles and strong ethical behavior, and who will share their diverse skills and experiences for the greater good of the Company. Because the Company consists of several diverse businesses, we highly value differing viewpoints shared in the pursuit of Board actions that best balance the objectives of our customers, employees, shareholders and communities.
The Board has adopted a policy not to nominate for re-election to the Board any member reaching the age of 72 prior to the annual meeting.
Board Leadership Structure: The Board has determined to separate the positions of CEO and Chairman. Michael J. Anderson, Sr. has served as Chairman of the Board of Directors since 2009. The Board considers Mr. Anderson's experience on two other public company boards, as well as his extensive prior experience with the Company, to provide a unique resource that will serve the Company well. As Chairman, Mr. Anderson chairs meetings of the Board, sets Board meeting agendas, has authority to call meetings of the Board and serves as liaison with management of the Company. However, Mr. Anderson is not an independent Board member, and, for that reason, the Board has established the position of an independent Lead Director.
The Lead Director is chosen by the independent directors of the Board. The Lead Director chairs meetings of the independent directors, chairs the Governance / Nominating Committee, approves Board meeting agendas and the information available to the Board, has the authority to call meetings of the independent directors, and serves as liaison with the Chairman. In performing these functions, the Lead Director has the responsibility and authority to set the agenda and manage the meetings of the independent directors, to communicate their interests to the Chairman and to the CEO, and to assert any other concerns for the benefit of the stockholders, and in so doing serve as an institutional counterweight to the Chairman and CEO.
In 2017, the Board first designated Catherine M. Kilbane as Lead Director of the Board. The Board expects to re-designate Catherine M. Kilbane as Lead Director of the Board at its May meeting.
Board Oversight of Risk: The Board is responsible for overseeing risk management for the Company. It has delegated to each of the Audit Committee, the Finance Committee, the Compensation and Leadership Development Committee and the Governance / Nominating Committee, certain of its responsibilities in this area. For example, the Audit Committee has the oversight responsibility for the integrity of the Company’s financial statements and its financial reporting process; its systems of internal accounting and financial controls, cyber-security concerns, and the performance of the Company’s internal audit function and independent auditor. The Finance Committee has responsibility for risks relating to capital markets including interest rate volatility and access to capital, counterparties, product liability, price volatility and general industry market risks. The Compensation and Leadership Development Committee has responsibility for reviewing the Company’s compensation policies to ensure that these policies are not reasonably likely to create undue risk to the Company. The Governance / Nominating Committee has responsibility for oversight of the Company’s ethics policies, including the Company’s Standards of Business Conduct, board succession and regulatory / legislative issues. The Governance / Nominating Committee also has oversight responsibility for the Company's environmental, social, and governance ("ESG") activities and practices.
Although the Board has delegated certain responsibilities for risk management to its Committees, the Board retains overall responsibility for this duty. Each Committee Chairman reports to the Board matters discussed or reviewed at Committee meetings. Although the Board oversees the Company’s risk management, company management is responsible for day-to-day risk management processes and provides regular updates to the Board and its Committees.
Executive Sessions of the Board: Our independent directors meet in executive session at each Board meeting. Our Lead Director chairs these executive sessions.
Shareholder Communications to Board: Shareholders may send communications to the Board by writing any of the Company's officers, or Christine M. Castellano, Executive Vice President, General Counsel & Corporate Secretary at the Company’s headquarters at its Maumee, Ohio address or by calling any officer at 419-893-5050 or 800-537-3370. All appropriate shareholder communications addressed to the Board will be forwarded directly to the Board members.

    Corporate Governance Guidelines: A copy of the Company’s Corporate Governance Guidelines may be found in the Company’s website under the under the Governance tab within the Investor Relations section of the website.

Code of Ethics
The Company has adopted Standards of Business Conduct that apply to all employees, including the principal executive officer, principal financial officer and the principal accounting officer. These Standards of Business Conduct are available on the Company’s website (www.andersonsinc.com) under the Governance tab within the Investor Relations section of the website. To the extent disclosure would be required by Item 5.05 of Form 8-K, the Company will post amendments to, or waivers, if any, from, its Standards of Business Conduct as relates to the Company’s Chief Executive Officer, Chief Financial Officer and Corporate Controller on its website.

ESG Highlights and Oversight

Through its portfolio of businesses in trade, ethanol, plant nutrients, and rail, the Company helps its customers grow and market the crops that sustain our communities, and it helps transport the resulting products to end markets for consumption as food, feed and fuel. The Company has long recognized that operating sustainably is essential to achieving its vision of being the most nimble and innovative North American agricultural supply chain company. In the Company's 2020 Sustainability Review, the Company highlights its programs and progress on key ESG topics in the areas of providing extraordinary service to customers, helping each other improve, supporting local communities, and increasing the value of the Company.

In view of the growing importance of ESG topics, during the year, the Company specifically added ESG oversight responsibility to its Governance / Nominating Committee Charter.

Further information and the 2020 Sustainability Review may be found under the Governance tab within the Investor Relations section of the Company's website.
Review, Approval or Ratification of Transactions with Related Persons
The Board has practices and procedures to address potential or actual conflicts of interest and any appearance that decisions are based on considerations other than the best interests of the Company that may arise in connection with transactions with certain persons or entities, which include the completion of annual written questionnaires requiring disclosure of potential conflict situations, financial transactions, and annual affirmation of compliance with the Company’s Standards of Business Conduct and Statement of Principles (the “Related Person Transaction Policy”). The Related Person Transaction Policy operates in conjunction with the Company’s Standards of Business Conduct and is applicable to all transactions, arrangements or relationships in which: (a) the aggregate amount involved is material to the individual, and in any event, to any transaction in which the amount may be expected to exceed $120,000 in any calendar year; (b) the Company is a participant; and (c) any Related Person (as that term is defined in Item 404 under Regulation S-K of the Securities Act of 1933, as amended) has or will have a direct or indirect interest (a “Related Person Transaction”).
The Governance / Nominating Committee is charged with the review of any transactions with related persons. They may utilize outside legal counsel or the Company’s general counsel to provide opinions as to the appropriateness of any potential Related Person Transaction. All directors and officers complete annual questionnaires regarding their stockholdings and transactions which may possibly be regarded as involving related parties. In considering any matter, the Governance / Nominating Committee will consider the terms of the Company’s Standards of Business Conduct, which directors and officers also commit to observe.
A Related Person Transaction is initially subject to review by the Chief Executive Officer. Matters regarding the Related Person Transaction Policy, or Related Person Transactions involving directors or officers, are submitted to the Governance / Nominating Committee for approval or ratification. As part of its review of each Related Person Transaction, the Governance / Nominating Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. The Related Person Transaction Policy also provides that certain transactions, based on their nature and/or monetary amount, are deemed to be pre-approved or ratified by the Governance / Nominating Committee and do not require separate approval or ratification. The director involved in a Related Person Transaction will recuse himself/herself from any decision to approve or ratify such transaction.
The Governance / Nominating Committee’s activities with respect to the review and approval or ratification of all Related Person Transactions are reported periodically to the Board of Directors.

John T. Stout, who serves as a director, member of the Compensation and Leadership Development Committee and member of the Finance Committee, is Chairman of the Board, and with immediate family members, a greater than 5% owner, of Renwood Mills, LLC ("Renwood Mills"), in which the Company has an indirect, minority interest of approximately 7.5%. John T. Stout is also a Managing Member of Renwood Appreciation & Income Fund, LLC of which the Company is a limited partner. Renwood Mills purchased approximately $7.48 million of grain from and sold approximately $0.83 million of millfeed to the Company in 2020. The amounts received from such transactions by the Company and Renwood Mills, respectively, are below thresholds established by NASDAQ as standards for director non-independence. The Board has determined that such transactions will not interfere with Mr. Stout's ability to serve as an independent director.
There were no other Related Person Transactions with an officer or director for the year ended December 31, 2020.

Audit Committee Report
The Audit Committee of The Andersons, Inc. Board of Directors operates under a written charter. In June 2020, the Committee was reappointed with four independent directors, and in December 2020, Pamela S. Hershberger was appointed Chair of the Committee in place of Patrick S. Mullin, who remained an Audit Committee member. The Audit Committee appoints, establishes fees to, reviews audit scope and plan for, pre-approves non-audit services provided by, and evaluates the performance of, the Company’s independent registered public accounting firm. The Audit Committee’s appointment of the Company’s independent registered public accounting firm is presented to the shareholders in the annual proxy statement for ratification.
Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm is responsible for performing an audit of the consolidated financial statements of the Company in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”) and assessing the effectiveness of the Company’s internal controls over financial reporting and for issuing their reports. The Audit Committee is responsible for monitoring and overseeing these processes.
In this context, the Audit Committee has reviewed the Company's audited financial statements and has met and held separate discussions with management, the Company’s internal audit director (or equivalent) and the independent registered public accounting firm regarding such financial statements. Management represents to the Audit Committee that the consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed management's report on their review of the system of internal control over financial reporting, including the independent registered public accounting firm's report on the design and operating effectiveness of internal controls. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standard 1301, Communications with Audit Committees, and reviewed all material written communications between the independent registered public accounting firm and management.
The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
The Audit Committee has also reviewed the services provided by the independent registered public accounting firm (as disclosed below under the caption “Audit and Other Fees”) when considering their independence.
Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Pamela S. Hershberger (chair), Catherine M. Kilbane, Ross W. Manire and Patrick S. Mullin

Use of Compensation Consultants
In 2020, the Compensation and Leadership Development Committee of the Board of Directors retained Semler Brossy Consulting Group of Los Angeles, California as its own independent adviser. The consultant continues to act as an independent adviser to the Committee in connection with 2021 executive compensation for executive officers and non-employee independent directors.

Compensation / Risk Relationship
Company management has reviewed the compensation programs established for all employees and determined that certain aspects of our incentive programs may encourage the taking of undue risk positions, but that such situations are infrequent and mitigated by compensating controls. In all cases, the Company believes that it has appropriate mitigating controls and that compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The results of this review are discussed below:

(a)Annual Incentive Plan. The Company’s annual cash compensation program for management ("AIP") is based on one year of pretax income, return on invested capital and free cash flow performances, adjusted to remove certain non-operating items, as described in the 2020 Financial Performance Highlights section below. By measuring only one year of income results, an incentive can be created to maximize short-term, same year profits by making unwise credit decisions which might increase long-term counterparty risk. This incentive is mitigated by the following: (i) the Company caps AIP short-term incentive compensation at two times the targeted amount for each position; (ii) the Company’s Vice President, Treasurer must establish all credit limits above any material size (varies by business group); (iii) Company officers who participate in AIP also participate in the Company’s long-term equity compensation program, which is coupled with equity retention requirements; and (iv) losses in subsequent years from imprudent credit decisions will reduce compensation in such subsequent years. In 2014, we adopted a policy requiring the repayment or “clawback” of excess cash or equity based compensation where the payments were based on the achievement of financial results that were subsequently the subject of a financial restatement from each executive officer of the Company (regardless of the cause of the restatement) and also the group controller of the business unit involved in the restatement. If this policy proves to be incompatible with final rules adopted by the SEC implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, (and, in turn, implemented by NASDAQ listing rules) we will adjust our policy accordingly.

(b)Performance Share Units. Company officers receive Performance Share Units ("PSUs") that vest based upon service and performance which is measured by three years of cumulative diluted earnings per share on a rolling basis. Company officers also receive PSUs that vest based upon relative total shareholder return ("rTSR") over a three-year period. Absent mitigating controls to monitor equity transactions and manage the Company’s leverage, these awards might otherwise induce actions to be taken to improve Company earnings per share results by creating a riskier balance sheet position by increasing the Company’s leverage or through the use of cash to purchase shares on the open market. The PSU award criteria might also encourage aggressive acquisition strategies, under which the Company might incur imprudent amounts of debt to finance riskier acquisitions in order to increase short-term earnings per share and thereby increase PSU awards. This incentive is mitigated by the following controls: (i) the Company caps PSU vesting at two times the targeted amount for each position; (ii) acquisitions of any significance require the approval of the CEO and the Board of Directors; (iii) officers have equity retention requirements, which would be negatively impacted by transactions with large inherent risk, (iv) the Company’s leverage is managed within set guidelines by the CEO and the CFO, within levels approved by the Board of Directors.

(c)Non-qualified stock options. From time to time, the Company may award non-qualified stock options ("NQSOs") to certain Company officers. NQSOs are awards which grant the rights to acquire a certain number of shares of Company stock at the market price on the date of grant for an established term - typically five or more years. The rights to acquire such shares vest to the recipient according to a schedule defined in the terms of the grant agreement. NQSOs present a long-term incentive to executives with the choice of when to exercise the right to acquire the shares under the terms of the grant agreement. In this respect, NQSOs encourage executives to enter into transactions with long-term risks which may result in short-term gains in stock price at the expense of the Company’s long-term financial performance. The temptation to engage in such transactions is mitigated by the following controls: (i) major transactions which might affect short-term stock price require the approval of the CEO and the Board, and (ii) our internal criteria for approving major investments considers several factors, including adjustments to hurdle rates so that riskier investments require higher returns, making approval more difficult to achieve.

(d)Restricted Share Awards. Restricted Share Awards (“RSAs”) are shares of Common stock delivered at grant date that vest over a three-year period. The main objective of RSAs is to promote retention. To a lesser extent, they also create focus on share price and alignment with shareholders, and the Company does not feel this is significant enough to encourage the taking of undue risk positions.

(e)Other. The Company has other group specific sales incentive plans which are managed within each business group. The Group President, Andersons Trade & Processing is currently the only NEO eligible for one of these sales incentive plans.

Executive Officers

The information is furnished pursuant to Instruction 3 to Item 401(b) of Regulation S-K. The executive officers of The Andersons, Inc., their positions and ages (as of February 28, 2021) are presented in the table below.

Name	Position	Age	Year Assumed

Patrick E. Bowe	President and Chief Executive Officer Corporate Vice President, Food Ingredients and Systems (Cargill)	62	2015 2007
Christine M. Castellano	Executive Vice President, General Counsel & Corporate Secretary Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer (Ingredion Incorporated)	55	2020 2012
Michael T. Hoelter	Corporate Controller Assistant Corporate Controller Grain Group Controller	38	2019 2017 2015
William E. Krueger	President, The Andersons Trade and Processing President, The Andersons Trade Group President and Chief Executive Officer (Lansing Trade Group, LLC)	54	2020 2019 1995
Joseph E. McNeely	President, The Andersons Nutrient and Industrial President, The Andersons Rail Group President and Chief Executive Officer (FreightCar America, Inc.)	56	2020 2017 2013
Anne G. Rex	Vice President, Strategy, Planning and Development Vice President and Corporate Controller Assistant Corporate Controller	56	2019 2012 2002
Brian A. Valentine	Executive Vice President and Chief Financial Officer Senior Vice President and Chief Financial Officer Corporate Vice President and Chief Financial Officer (The Lubrizol Corporation)	51	2020 2018 2011
Brian K. Walz	Vice President, Treasurer Senior Director, Corporate Strategy and Development Vice President (Lansing Trade Group, LLC)	51	2019 2019 2010

Proposal for an Advisory Vote on Executive Compensation
    As required by Section 14A of the Exchange Act, as amended by the Dodd-Frank Act, the Board is submitting a non binding advisory resolution to our shareholders for approval of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and related tables included within this proxy statement.
    We believe that our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our shareholders. We believe that the compensation we have given, viewed in the context of our operating results, demonstrates the appropriateness of our executive compensation practices. Please refer to the Compensation Discussion and Analysis contained in this proxy statement for a description of the philosophy and design strategy of our compensation programs, our peer group benchmarking, and the actual values given as compensation for our named executive officers.
    This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation and Leadership Development Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
    Accordingly, the Board of Directors unanimously recommends a vote FOR the approval of the following advisory resolution on executive compensation:
    RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement is hereby APPROVED on an advisory basis.

Appointment of Independent Registered Public Accounting Firm
Independent Registered Public Accounting Firm
Deloitte & Touche LLP ("Deloitte") has served as the Company's independent registered public accounting firm since 2015. Based on its evaluation of Deloitte's independence and performance on the recent audit, the Audit Committee has appointed Deloitte as the independent registered public accounting firm of the Company for the year ending December 31, 2021 and now seeks the shareholders' ratification of such appointment.
Representatives of Deloitte are expected to be present virtually at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.
Audit and Other Fees
During 2020 and 2019, Deloitte not only acted as the Company’s independent registered public accounting firm but also rendered other services to the Company. The following table sets forth the aggregate fees for professional services rendered by Deloitte for audit, audit-related, tax and other services related to fiscal year 2020 and 2019.

Fees	2020	2019
Audit (1)	$3,883,039	$4,963,340
Tax (2)	136,844	1,005,508
Total	$4,019,883	$5,968,848
(1)Comprises the audits of the Company’s annual consolidated financial statements and internal controls over financial reporting and reviews of the Company’s quarterly consolidated financial statements, as well as the statutory audits of the Company’s consolidated subsidiaries, attest services and consents to SEC filings.
(2)Amounts incurred in 2020 and 2019 were for services related to tax compliance, consultations and planning projects.
Policy on Audit Committee Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. This policy provides that audit services engagement terms and fees, and any changes in such terms or fees, are subject to the specific pre-approval of the Audit Committee. The policy further provides that all other audit services, audit-related services, tax services, and permitted non-audit services are subject to pre-approval by the Audit Committee. All of the services Deloitte performed for us during fiscal years 2020 and 2019 were pre-approved by the Audit Committee.

Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm
The Audit Committee has recommended, and the Board of Directors has approved, Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021.
If the shareholders do not ratify this appointment by a majority of the shares represented in person or by proxy at the Annual Meeting, the Audit Committee may consider other independent registered public accounting firms. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders.
The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm.

Share Ownership
Shares Owned by Directors and Executive Officers
The following table indicates the number of Common Shares beneficially owned as of February 28, 2021. The table displays this information for the directors and executive officers as a group, for each director individually and for each of the Named Executive Officers (as defined hereafter). Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table. Except as noted below, the address of the beneficial owners is The Andersons, Inc., 1947 Briarfield Boulevard, Maumee, Ohio 43537.

	Amount and Nature of Shares Beneficially Owned
Name	Options (a)	Common Shares	Aggregate Number of Shares Beneficially Owned	Percent of Class (b)
Michael J. Anderson, Sr. (c)	—	559,232	559,232	1.7%
Gerard M. Anderson (d)	—	345,345	345,345	1.0%
Jeffrey C. Blair (h)	—	5,997	5,997	*
Valerie M. Blanchett (h)	—	12,833	12,833	*
Patrick E. Bowe	325,000	162,940	487,940	1.5%
Christine M. Castellano	—	13,265	13,265	*
Stephen F. Dowdle	—	30,292	30,292	*
Pamela S. Hershberger	—	8,023	8,023	*
Catherine M. Kilbane	—	38,332	38,332	*
Robert J. King, Jr. (e)	—	39,914	39,914	*
William E. Krueger (f)	—	675,051	675,051	2.0%
Joseph E. McNeely	—	30,072	30,072	*
Ross W. Manire	—	26,870	26,870	*
Patrick S. Mullin	—	39,299	39,299	*
John T. Stout, Jr. (g)	—	38,416	38,416	*
Brian A. Valentine	—	32,623	32,623	*
All directors and executive officers as a group (17 persons)	325,000	2,085,799	2,410,799	7.2%
(a)Includes options exercisable within 60 days of February 28, 2021.
(b)An asterisk denotes percentages less than one percent.
(c)Includes 150,138 Common Shares held by Mrs. Carol H. Anderson, Mr. Anderson's spouse. Mr. Anderson disclaims beneficial ownership of such Common Shares.
(d)Includes 316,497 Common Shares held by trust.
(e)Includes 18,970 Common Shares held by trust.
(f)Includes 554,009 Common Shares held by trust.
(g)Includes 4,219 Common Shares held by trust.
(h)Balance is as of December 31, 2020.

Share Ownership of Certain Beneficial Owners
The following table indicates the number of Common Shares beneficially owned by each shareholder who is known to own beneficially more than 5% of our Common Shares as of December 31, 2020:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Common Shares Beneficially Owned	Percent of Class as of December 31, 2020
Common Shares	Blackrock, Inc. (a) 55 East 52nd Street New York, NY 10055	4,768,186	14.5%
Common Shares	The Vanguard Group, Inc. (b) 100 Vanguard Boulevard Malvern, PA 19355	3,463,086	10.5%
Common Shares	Dimensional Fund Advisors LP (c) Building One 6300 Bee Cave Road Austin, TX 78746	2,457,238	7.5%
(a)Based upon information set forth in the Schedule 13G filed on January 26, 2021 by Blackrock, Inc. Blackrock, Inc. is a holding company or control person with the sole power to vote 4,709,094 Common Shares and sole dispositive power over 4,768,186 Common Shares.
(b)Based upon information set forth in the Schedule 13G filed on February 10, 2021 by The Vanguard Group, Inc. The Vanguard Group, Inc. is an investment adviser and holding company with the sole power to vote 0 Common Shares and sole dispositive power over 3,401,907 Common Shares. Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited are wholly owned subsidiaries of The Vanguard Group, Inc. and investment managers of collective trust accounts with the shared power to vote 33,181 Common Shares and the shared power to dispose of 61,179 Common Shares.
(c)Based upon information set forth in the Schedule 13G filed on February 12, 2021 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP is an investment adviser with the sole power to vote 2,368,976 Common Shares and sole dispositive power over 2,457,238 Common Shares.

Equity Plans

The following table gives information as of December 31, 2020 about the Company's Common Shares that may be issued upon the exercise of options under all of its existing equity compensation plans.

	Equity Compensation Plan Information
Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	(1) 1,335,379	$28.69	(2) 1,143,820
Equity compensation plans not approved by security holders (3)	245,065	35.81	50,380
(1)    This number includes 325,000 Non-Qualified Stock Options (“Options”), 344,584 total shareholder return-based performance share units, 344,422 earnings per share-based performance share units, and 321,373 restricted shares outstanding under The Andersons, Inc. 2019 Long-Term Performance Compensation Plan. This number does not include any shares related to the Employee Share Purchase Plan. The Employee Share Purchase Plan allows employees to purchase common shares at the lower of the market value on the beginning or end of the calendar year through payroll withholdings. These purchases are completed as of December 31.
(2)    This number includes 172,924 Common Shares available to be purchased under the Employee Share Purchase Plan and 970,896 shares available under equity compensation plans.
(3)    In connection with the Company’s acquisition of the interests in Lansing Trade Group ("LTG") the Company did not already own, the Company established the Lansing Acquisition 2018 Inducement and Retention Award Plan (the “Inducement Plan"). The Inducement Plan is to be used exclusively for the grant of equity awards to individuals who were not previously an employee or non-employee director of the Company (or following a bona fide period of non-employment), as an inducement material to each such individual entering into employment with the Company and to replace existing LTG equity awards. The Company issued 608,680 shares of restricted stock under the Inducement Plan in multiple grants during 2019. Approximately 350,000 shares have vested as of December 31, 2020. The remaining shares have vesting dates of January 1, 2021, April 1, 2021 and January 1, 2022. All awards under the Inducement Plan are subject to each such employee’s continued employment with the Company on such vesting dates. Unvested shares of restricted stock are entitled to vote, entitled to dividends (provided that the actual payment of dividends is conditioned upon the vesting of the shares) and are not transferable.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. In addition, persons that are not executive officers or directors but who beneficially own more than ten percent of Common Shares must also report under Section 16(a). Copies of all Section 16(a) forms filed by officers, directors and greater-than-10% owners are required to be provided to the Company.
We have reviewed the reports and written representations from the executive officers and directors. Based on our review, we believe that all filing requirements were met during 2020.
Compensation and Leadership Development Committee Interlocks and Insider Participation
No member of our Compensation and Leadership Development Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation and Leadership Development Committee.

Executive Compensation
Compensation and Leadership Development Committee Report
The Compensation and Leadership Development Committee ("the Committee") has reviewed and discussed with management the Compensation Discussion and Analysis which follows, and, based on such review and discussion, recommends to the Board of Directors of The Andersons, Inc. that it be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020.
COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE
Ross W. Manire (chair), Pamela S. Hershberger, Robert J. King, Jr., John T. Stout, Jr.
Compensation Discussion and Analysis
    The following section describes the components of our executive compensation program for our named executive officers (“Named Executive Officers” or “NEOs”), whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement. For the year ended December 31, 2020, our NEOs included the following individuals:

Officers	Title as of December 31, 2020
Patrick E. Bowe	President and Chief Executive Officer
Brian A. Valentine	Executive Vice President, Chief Financial Officer
William E. Krueger	President, The Andersons Trade and Processing
Christine M. Castellano	Executive Vice President, General Counsel & Corporate Secretary
Joseph E. McNeely	President, The Andersons Nutrient and Industrial
Valerie M. Blanchett	Former Chief Human Resources Officer*
Jeffrey C. Blair	Former President, Plant Nutrient Group**
*Effective September 30, 2020, Valerie M. Blanchett retired from the Company.
**Effective July 31, 2020, Jeffrey C. Blair left the Company to pursue other interests.

Executive Summary
Rewarding Performance and Achieving Objectives
    Our compensation plans and policies are structured to achieve the following goals:
•Compensation should reflect a balanced mix of short and long-term components.
•Short-term cash compensation (which is both base pay and annual incentive) should be based on annual Company, business unit and individual performance.
•Long-term equity compensation should encourage achievement of the Company’s long-term performance goals and align the interests of executives with shareholders.
•Executives should build and maintain appropriate levels of Company stock ownership, so their interests continue to be aligned with the Company’s shareholders.
•Compensation levels should be sufficient to attract and retain highly qualified employees.

    To do so, we provide:

Base Salary	A base salary is established for each position, based upon competitive benchmarking and an understanding of each individual’s contribution, responsibilities and experience.
Short-Term Incentive Compensation
An annual cash incentive. For 2020, 75% of the NEO's target incentive is determined by a formula based on three (3) financial metrics: 25% on pretax income of the executive’s individual business unit, 25% on the return on invested capital of the executive's individual business unit and 25% on free cash flow of the Company as a whole. The remaining 25% is awarded at the discretion of the CEO (or the Committee in the case of the CEO's own award) based on individual contributions. However, unlike the other NEO's, 64% of William E. Krueger's target incentive is determined by a formula based on pretax income of the Trade Group, 12% on the return on invested capital of the Trade Group and 12% on free cash flow of the Company as a whole. Additionally for Mr. Krueger, only 12% is awarded at the discretion of the CEO. For all NEO's, the maximum incentive pool, regardless of performance, is two times the Target bonus.

Long-Term Incentive Compensation:
Restricted Share Awards	Grants of common stock subject to vesting over a multi-year period. In 2020, fifty percent (50%) of the value of the Long-Term Incentive equity grant was in the form of RSAs for all NEOs with the exception of Mr. Bowe, who received 40% of the value as RSAs.
Performance Share Units
Grants of units convertible to common stock upon performance criteria being met over a three-year period. In 2020, fifty percent (50%) of the value of the Long-Term Incentive equity grant was in the form of PSUs, except for Mr. Bowe who received 60% of the grant value as PSUs. Within the grant value tied to PSUs, fifty percent (50%) will vest based on cumulative, diluted earnings per share (or "EPS") criteria and fifty percent (50%) will vest based on relative Total Shareholder Return over the 2019-2021 performance period (or "rTSR"). The details of the rTSR criteria are described in the Performance Share Units section below.

    NEO compensation is designed to maintain a strong link between pay and performance with both short and long-term incentives. The majority of our NEO compensation varies based on performance. For 2020, 79% of CEO compensation and 61% of all other NEO's compensation was designed to vary with Company and, where relevant, business unit performance.

Mix of Target Compensation

CEO Target Pay - 79% Performance Based

Base Salary
LT Equity
Cash Incenti…

Other NEOs at Target - 61% Performance Based

LT Equity
Base Salary
Cash Incentive

2020 Financial Performance Highlights
    The Company's results in 2020 are highlighted below.
•The Company reported net income attributable to the Company of $7.7 million(a) or $0.23 per diluted share.
•The Trade Group reported pretax income of $24.7 million driven as stronger merchandising helped offset the lingering impacts of a weak 2019 harvest in the Eastern Corn Belt.
•The Ethanol Group recorded a pretax loss of $47.3 million and a pretax loss attributable to the company of $25.4 million (a), as the group was significantly impacted by the COVID-19 pandemic effects on lower driving demand.
•The Plant Nutrient Group recorded pretax income of $16.0 million concluding its best year since 2014 due to favorable planting conditions and cost cutting initiatives.
•The Rail Group earned $2.6 million of pretax income on decreased income from car sales.
(a) Income (loss) before income taxes attributable to The Andersons, Inc. is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income. The only segment which is impacted by noncontrolling interest income is the Ethanol group.

Based on these results as well as other measures of our financial performance, NEOs were eligible for payouts under our 2020 annual incentive plan performance that varied from 37-56% of their individual targets, depending on business unit, and no payout for the performance-based portion of our long-term incentive plans that vested in 2020. More specifically:
•All of our NEOs who were actively employed at year end received a payout as part of his or her annual cash bonus based on company and individual performance. The President, Trade & Processing Group received a payout based on his individual and segment-specific performance with a smaller portion tied to Company performance.
•Half of the PSUs granted in 2018 and vesting as of December 31, 2020, were tied to our 3-year cumulative EPS performance. No executive received a payout on these awards as our actual 3-year cumulative EPS of $3.34(2) fell below the threshold set for these awards of $4.55.
•Half of the PSUs granted in 2018 and vesting as of December 31, 2020, were tied to our 3-year rTSR performance. No executive received a payout on these awards as our actual rTSR under-performed the Russell 3000 Index by 21.0%.
(2) Using an adjustment framework approved by the Committee, the EPS number used to determine compensation amounts was adjusted to remove certain items that were not representative of ongoing operations, such as those relating to acquisition costs, impact of tax reform, impairment charges and gains/losses on sales of assets.
Specifically related to COVID-19, a number of compensation and operational actions were taken:
•An internal task force comprised of Company leadership, human resources and EH&S was established to monitor the crisis and its impacts on our workforce's health and safety
•The Company implemented a remote and flexible work policy for all non-operations personnel
•The Company implemented extended COVID-19 sick pay benefits for all employees
•The Compensation Committee approved an additional funding of 2% of eligible wages to be provided to participants of the Company's Cash Profit Sharing Program, which is the short-term cash bonus plan for the hourly workforce
•The Corporate Leadership Team, comprising of the: Executive Vice President, Chief Financial Officer, Group Presidents, Chief Human Resources Officer, Executive Vice President, General Counsel & Corporate Secretary; took a base pay reduction equivalent to 10% for six months. The CEO took a reduction equivalent to 15% of his base pay for six months. These reduction amounts were taken from either their cash AIP payment or their long-term RSA grants and are reflected in the tables below
•The Board of Directors reduced two of their quarterly retainer payments by 15% during 2020
•Additionally, the Compensation Committee approved target funding of the Annual Incentive Plan discretionary pool to reward employees for extraordinary efforts through the COVID-19 crisis

The graphs below display trends in pretax income - one of the key performance indicators of the Company's AIP - compared to total short-term incentives for the Company’s NEOs for each year. The Company's annual incentive program is designed to be directly responsive to changes in earnings. Over the five-year period, changes in annual incentive compensation for NEOs were appropriately aligned with changes in pretax income.

4 Year Pre-Tax Income
($'s in millions)
Target
Actual
Adj. Actual
$150
$100
$50
$0
$-50
2016
2017
2018
2019
2020
Year

CEO Bonus
($'s in thousands)
Target
Actual
$1,250
$1,000
$750
$500
$250
$0
2016
2017
2018
2019
2020
Year

The following long-term performance and compensation graphs illustrate diluted EPS and resulting CEO equity-based compensation from Performance Share Units (PSUs) for the performance periods ending on December 31, 2018, 2019 and 2020.
Long-Term Performance Based Compensation-Cumulative EPS
(1) CEO Compensation Based on EPS reflects target and actual amounts for Michael J. Anderson, Sr. for 2018, as PSU vesting occurs three years after the grant date.

We establish both threshold and target levels for our incentives, and cap an individual's incentive, no matter how extraordinary the performance, at twice the target incentive. We believe our standards for threshold and target levels provide fair and challenging goals based on historical results. For the three-year period ending in 2020, we achieved $3.34 per diluted share, adjusted for certain items, as noted above. The relationship between performance-based pay and pay at risk is strong as evidenced by the graphs of annual and long-term NEO compensation. See the Bonus, Performance Targets & Thresholds section below for greater detail.

Consideration of 2020 Say on Pay Advisory Vote
The Company’s executive compensation plans were approved by 97% of the shareholders in the 2020 proxy. In view of this result, we believe there is broad support by the shareholders for the overall direction, philosophy and value of our executive compensation plans. As a result, no material changes were made to the Company’s executive compensation plans in direct response to the voting results. Consistent with our recommendation, we are submitting our executive compensation plans, to an annual non-binding vote of shareholders in this proxy statement. The Company intends to continue this practice on an annual basis.

Compensation Governance Framework

In order to meet the key objectives of our executive compensation program and to mitigate risk from our compensation practices, the company has adopted a strong corporate governance framework that includes the components described below.

•Stock Ownership Guidelines - We have established stock ownership guidelines for our executive officers with target shareholding levels expressed as multiples of base salary to further align the interests of our executives with those of our shareholders. Our Directors are also subject to ownership guidelines expressed as a multiple of their annual retainer. Refer to page 37 for additional information.

•Share Retention Requirement - Company officers are required to retain at least 75% of the net shares acquired through incentive awards until their target shareholding level is achieved; thereafter, they are required to retain 25% of net shares until two times their target shareholding level is achieved. Refer to page 37 for additional information.

•Recoupment Policy - We have adopted a policy requiring the repayment or “clawback” of excess cash or equity based compensation from each executive officer of the Company (and also the group controller of the relevant business unit) where the payments were based on the achievement of financial results that were subsequently the subject of a financial restatement (regardless of involvement in the cause of the restatement).

•Double-Trigger Vesting - Both the 2014 and 2019 Long-Term Incentive Compensation Plans require that all equity awards have a "double-trigger" for vesting following a change in control (i.e., awards do not automatically accelerate unless a participant also has a termination of employment).

•No Stock Option Re-Pricing - Neither the 2014 and 2019 Long-Term Incentive Compensation Plans permit us to reprice stock options without shareholder approval or to grant stock options with an exercise price below fair market value.

•Minimum Vesting Period - The 2019 Long-Term Incentive Compensation Plan requires a minimum one-year vesting requirement on long-term incentive grants, subjected to limited exceptions. While not referenced in the 2014 Long-Term Incentive Compensation Plan, all stock grants made from the plan included a minimum one-year vesting.

•No Excise Tax Gross-Ups - The Company does not provide tax gross-ups for excise taxes that may be imposed under IRC Section 4999 following a change-in-control or on executive benefits and perquisites during normal employment.

•Annual Say on Pay Vote - We value the input of our shareholders and conduct a non-binding vote on our executive compensation policies and practices annually.
General Principles and Procedures
Committee’s Role and Responsibilities
The Committee, which is composed solely of independent directors, reviews all aspects of cash and long-term incentive compensation for executive officers and makes recommendations to the Board pursuant to a Committee charter, which is reviewed and approved by the Governance and Nominating Committee, and ratified by the full Board, annually.

The CEO and Human Resources make initial recommendations to the Committee and participate in Committee discussions. In the case of the CEO, compensation is determined by the Committee, without management present. The Committee then makes recommendations related to the compensation provided to all executive officers (including the CEO) to the Board of Directors for their approval.
Committee Consultants
The Committee is empowered by its charter to retain its own independent legal and compensation consultants, at the Company's expense. The Committee engaged the Semler Brossy Consulting Group to objectively review and make recommendations regarding 1) aspects of our Long-Term Incentive Compensation Plan and equity grants, and 2) Total Direct Compensation for executive officers and non-employee independent directors. Semler Brossy also supports the Committee in identifying an appropriate peer group for benchmarking executive pay levels and practices, annually providing the Committee with data on competitive pay levels for the senior executives and the design and calibration of our annual incentive plan, providing the Committee with regular updates on regulatory and governance considerations, and providing input into the Company's disclosures on executive compensation and other activities. Annually, the Committee reviews the independence of Semler Brossy based on the NASDAQ listing standards and has determined that Semler Brossy is independent of management. The firm continued to provide independent advice to the Committee in 2020 regarding Committee matters.
Benchmarking
For NEOs, we compare our compensation to that of other companies on an annual basis. For 2020, compensation was benchmarked against public market data from peer company proxies as well as based on data published in annual compensation surveys.
Peer group companies are reviewed annually by the Committee based on the recommendations of Semler Brossy. Peers are selected to best reflect our mix of businesses and economics, such as operating income, market value and operating margin. We do not reference revenue as a factor in assessing our peer group, as changes in sales in our Trade business between periods may not necessarily be indicative of the overall performance of the business, due to the nature of it being a commodity-based business in which changes in selling prices generally move in relationship to changes in purchase prices.
Our approach to benchmarking combines peer group data from commodities-based businesses with general industry surveys that reflect a smaller revenue scope than our actual revenue. This approach addresses the issue that our commodities-based business may overstate our true peer size and seeks to avoid the upward compensation pressure a peer-group only approach might create.

The peer group used for NEO pay decisions in 2020 is comprised of these 15 companies:

Applied Industrial Tech	Darling Ingredients, Inc.	Greenbrier Cos., Inc.
BMC Stock Holdings, Inc.	Dean Foods Co.	Nexeo Solutions, Inc.
Beacon Roofing Supply, Inc.	Fresh Del Monte Produce, Inc.	Sanderson Farms, Inc.
Cal-Maine Foods, Inc.	Flowers Foods, Inc.	SpartanNash Co.
CVR Energy, Inc.	Green Plains, Inc.	The Chef's Warehouse, Inc.

Our pay strategy is to have target Total Direct Compensation (sum of base salary, short-term incentive and long-term incentive) aligned with the median of our competitive benchmark if annually established target levels for Company and business unit pretax income, return on invested capital and free cash flow are achieved. While the Committee referenced the median of market data for each element, as well as the sum of all elements of total compensation when making pay decisions for NEOs, actual and target pay for each executive may vary from market median based on the Committee’s assessment of each individual’s skill, experience, performance and other contributions, as well as the overall business context of the Company and year-over-year changes in market pay levels, each assessed by the Committee in its judgment without any specific weightings or formulas.

Elements of Total Direct Compensation
Following is an overview of the 2020 components of Total Direct Compensation for Named Executive Officers:

Total Cash Compensation
Element	Description	Objective	Delivery
Base Salary	Generally targeted at the median of market benchmarks.	Payment for day to day performance of job accountabilities. A market-based range allows for variation based on skills, experience, and performance.	Cash
Short-term Incentive Compensation – Annual Incentive Plan
Annual incentive opportunity calculated as percentage of base salary. Short-term incentive is based primarily upon the formula as described in Bonus, Performance Targets & Thresholds below. A discretionary award may also be awarded by the CEO. At Target performance in 2020, the pool of funds available for discretionary awards is 25% of the total incentive bonus pool, except for William E. Krueger whose discretionary award is limited to 12% of his total target opportunity. Maximum incentive pool for an individual, regardless of performance, is two times the individual's Target bonus.
		Incentive for annual pretax income, return on invested capital, free cash flow performance plus other non-financial objectives. Allocation of discretionary pool based on assessment of overall individual performance and achievement of individual objectives.	Cash

Long-term Incentive (LTI) Compensation
Element	Description	Objective	Delivery
Performance Share Units	Grant amount based on half of the NEO’s total LTI target opportunity; 60% for Mr. Bowe. Vesting of PSUs granted in 2020 is based upon achievement of: 1) targeted cumulative diluted Earnings Per Share (EPS) over the 3-year performance period, and 2) relative Total Shareholder Return (rTSR) over the 3-year performance period. 50% of PSUs are earned based on cumulative EPS and the remaining 50% based on rTSR.	Taken together the two equally weighted performance measures used for the PSUs reward an effective balance between consistent year-over-year earnings and shareholder return expectations.
		The use of rTSR strengthens the link between share price growth and long-term compensation.	Conversion of units to Common Shares (if earned) at end of three-year performance period and are then subject to Ownership & Retention Policy.
Restricted Stock Awards	Grant amount based on half of the NEO's total LTI target; 40% for Mr. Bowe.	Promotes retention due to the multi-year vesting period. Also creates focus on share price and alignment with shareholders.	Delivery of restricted shares at grant date. Shares have graded vesting over three years and are then subject to Share Ownership & Retention Policy.

2020 Executive Compensation Components
Base Pay
Generally, annual increases to base salary for each NEO are determined based upon the NEO’s current salary relative to competitive benchmark information, individual performance and the Company’s plan for overall wage increases. Larger salary increases may occur when promotions or new accountabilities create additional value for a position, benchmark data indicates that an adjustment is necessary to maintain market competitiveness or based upon considerations of internal equity with other similarly situated NEOs.
For 2020, the Committee referenced the median of competitive benchmark information for considering each NEOs competitive salary positioning. The Committee considers a range of plus or minus 15% from the median of the benchmark information as a competitive target range.
Following is a table setting forth NEO annualized base salary for year-end 2020 and 2019 and the percentage change.

	YE 2020 Base Salary	YE 2019 Base Salary	% Change in Base Salary
Patrick E. Bowe	$960,000	$960,000	—%
Brian A. Valentine	465,000	465,000	—%
William E. Krueger	600,000	600,000	—%
Christine M. Castellano	400,000	—	N/A
Joseph E. McNeely	400,000	360,000	11.1%
Valerie M. Blanchett	310,000	310,000	—%
Jeffrey C. Blair	300,000	300,000	—%
Bonus, Performance Goals

We believe that our cash bonus plan ("AIP") encourages sound investment decisions, prudent asset management, and profitable Group and Company performance. For 2020, we revised our AIP plan to include three quantitative metrics, adding adjusted return on invested capital ("ROIC") and free cash flow ("FCF") to our historical measure of adjusted pretax income. These metrics were selected to align the efforts of executives with our strategies, our shareholders and to maximize value.

The Compensation Committee approves financial threshold, target and maximum for each of the selected metrics. Thresholds are levels of pretax income, ROIC and FCF that must be achieved before any AIP payment is earned. At threshold performance, only minimum levels of AIP payments are earned. Targets are the levels of pretax income, ROIC and FCF at which the resulting AIP payment will equal the targeted competitive level of compensation discussed under “Benchmarking” above. Maximums are levels of pretax income, ROIC and FCF at which the maximum bonus amounts are earned.

In 2020, business group pretax income targets were set at approximately 21% above the approved 2020 budget (24% for total company) with the higher target representing the income expectation for the business unit and the Company. Thresholds were set at 50% of the targets. Maximums were set at 171% of the targets.

Adjusted ROIC goals were set at business unit forecasted levels with thresholds set at 75% of the target. The maximums were set at 163% of the targets. Lastly, the Company FCF target represented a desired debt reduction amount that was above the consolidated budget. Threshold for FCF was set at 42% of target. The maximum was set at 179% of target.

Considering recent results and continuing headwinds and volatility in key businesses, the Committee believes the 2020 business plan was challenging and the addition of two metrics created additional alignment with our short and long term business plans and strategies.

The Committee retains discretion to consider adjustments to performance results to exclude the impact of unusual or extraordinary transactions that do not reflect the on-going business operations and to avoid unintended incentives for management to make decisions solely on the basis of achieving financial results. The Committee uses a decision framework for consistency to consider the materiality and facts and circumstances of potential adjustments and has discretion as to which groups and/or individuals are impacted. The financial goals impacting 2020 NEO compensation were as follows:

	FCF (2)				Adjusted ROIC (3)				Adjusted Pretax Income (4)
(in thousands)	Threshold	Target	Maximum	Actual	Threshold	Target	Maximum	Actual	Threshold	Target	Maximum	Actual
Trade (1)	$—	$—	$—	$—	3.4%	4.6%	7.6%	3.5%	$23,500	$47,000	$80,370	$27,600
Ethanol	—	—	—	—	4.1%	5.5%	9.1%	(5.0)%	10,650	21,300	36,423	(25,400)
Plant Nutrient	—	—	—	—	4.1%	5.4%	9.0%	5.9%	7,900	15,800	27,018	16,000
Rail	—	—	—	—	3.9%	5.2%	8.6%	2.8%	12,200	24,400	41,724	5,400
Company	70,000	165,000	295,000	91,351	3.3%	4.4%	7.2%	1.9%	40,250	80,500	137,655	10,600
(1) Formerly Grain
(2) Free cash flow is primarily derived from the statement of cash flows and is calculated as Cash provided by operating activities, plus proceeds of asset sales, less purchases of assets/investments, less dividends. For incentive compensation purposes FCF is adjusted to exclude Trade Group’s working capital changes due to commodity price volatility and reflects only the cash flows attributable to the Company.
(3) Total adjusted earnings divided by total average adjusted invested capital for Company ROIC calculation. Total adjusted earnings divided by average assets less non-interest bearing liabilities for the business ROIC calculations. Total adjusted earnings is derived from pre-tax income(as reported in the consolidated statement of income) before interest, may adjust for certain items not representative of ongoing operations and applies as standard 25% tax rate. Current year adjustments include exclusion of stock compensation expense incurred as part of a prior year acquisition, gains on sales of facilities, interest rate swaps termination impacts, deferred financing fee write-offs and severance expenses. Total adjusted invested capital includes total equity and total debt, less cash and cash equivalents (as reported on the balance sheet) and uses a five-quarter rolling average.
(4) For incentive compensation purposes, pretax income may adjust for certain items not representative of ongoing operations and reflects only income attributable to the Company. Current year adjustments include exclusion of stock compensation expense incurred as part of a prior year acquisition, gains on sales of facilities, interest rate swaps termination impacts, deferred financing fee write-offs and severance expenses.

For any individual eligible for AIP incentive awards, including the NEO, the AIP award is broken up into components: three non-discretionary components based upon Company or business unit pretax income financial performance, ROIC performance and FCF performance; and a discretionary component based upon the CEO’s assessment of individual performance (in the case of the CEO, the Committee’s assessment of individual performance). If the Company, as a whole, or an individual business unit exceeds Threshold, the amount available for Company or business unit incentives will be increased proportionately. If Thresholds are not met, no Company or business unit incentives are earned for the non-discretionary portions of AIP which are based on Company or business unit performance. While our expectation is that each business unit will achieve at least Threshold performance resulting in at least a minimum Company or business unit incentive, this is not always possible due to the volatility of the Company's industries.

The criteria by which each NEO is measured is shown below:

	Formula			Discretionary	Total
	Group Pretax Income	Group ROIC	Company FCF	Individual Performance
William E. Krueger	64%	12%	12%	12%	100%
Joseph E. McNeely	25%	25%	25%	25%	100%
Jeffrey C. Blair	25%	25%	25%	25%	100%

	Formula			Discretionary	Total
	Company Pretax Income	Company ROIC	Company FCF	Individual Performance
Patrick E. Bowe	25%	25%	25%	25%	100%
Brian A. Valentine	25%	25%	25%	25%	100%
Christine M. Castellano	25%	25%	25%	25%	100%
Valerie M. Blanchett	25%	25%	25%	25%	100%
The Committee considers and approves all NEO AIP incentives, including the discretionary portion attributed to individual performance. For 2020, the pool of dollars available to the CEO for this discretionary portion is based on a combination of business unit pretax income performance, business unit ROIC performance and the Company's FCF performance. The Committee may elect to fund a minimum amount for the discretionary performance portion of AIP even when the Company or business unit has not achieved Threshold performance. While no amount of funding is assured in this circumstance, if the Committee determines that some level of award for individual performance is appropriate, it may elect to authorize discretionary funding. In 2020, given COVID-19 impacts, the Committee exercised this discretion and elected to provide an additional 25% funding into the AIP discretionary pool.
As Group and Company financial metric Thresholds are exceeded, the funding of the discretionary pool increases proportionately. At Target performance the aggregate pool for discretionary awards is 25% of the total AIP cash bonus pool. The CEO bases his determination for discretionary awards on his assessment of the NEO's business unit and individual performance, unique challenges faced by such NEO's industry, as well as the size of the NEO's Company and business unit-based AIP incentive in light of the challenges and opportunities which may have impacted their ability to achieve Target income levels. The CEO has latitude in awarding discretionary awards to the executive team based on each executive's individual performance and contributions, but each discretionary award recommended by the CEO must be approved by the Committee. For 2020, the CEO recommended and the Committee approved discretionary awards for the employed NEO group, excluding the CEO, that averaged 131% of the target value for the individual performance component of AIP incentives. In addition to the individual performance efforts of the NEOs, discretionary factors also included successful integration efforts, managing through the COVID-19 crisis, safety and employee engagement efforts.
The Committee makes the determination of the individual performance award for the CEO. For 2020, the Committee considered progress and challenges in several areas: successful navigation through the COVID-19 global pandemic, paying down significant amounts of long-term debt, completion of the consolidation of executive leadership for its four business units to two business groups, employee engagement efforts and other performance items as determined by the board, in awarding 123% of the discretionary target value to the CEO.

The following table includes 2020 and 2019 AIP payouts (including both formula and discretionary components) and the percentage of total target incentive for each of the NEOs.

	2020			2019			Target as a % of Base Salary (1)
	Payout	Target	% of Target	Payout	Target	% of Target
Patrick E. Bowe	$400,000	$960,000	42%	$492,000	$960,000	51%	100%
Brian A. Valentine	190,000	395,250	48%	225,000	395,250	57%	85%
William E. Krueger	875,393	948,000	92%	930,387	950,000	98%	158%
Christine M. Castellano (2)	100,000	273,770	37%	N/A	N/A	—%	75%
Joseph E. McNeely (3)	150,000	282,541	53%	120,000	270,000	44%	75%
Valerie M. Blanchett (4)	7,537	162,454	5%	122,000	217,000	56%	70%
Jeffrey C. Blair (5)	80,440	130,943	61%	75,000	225,000	33%	75%
(1) The committee feels these amounts are reflective of competitive practices based on peer group benchmarking provided by the committee's independent compensation advisor.
(2) Ms. Castellano's 2020 target and award are prorated for her mid-year hire. She was not employed by the Company during 2019.
(3) Represents Mr. McNeely's prorated award for seven months in his former role of President, Rail Group and five months in his new role of President, Nutrient & Industrial Group.
(4) Ms. Blanchett's 2020 target represents a proration for her length of employment during the year. Her 2020 payout was reduced by $10,333, as she elected to reduce her payout by an amount equal to 10% of her salary for four months, in response to the COVID-19 pandemic.
(5) Mr. Blair's 2020 target represents a proration for his length of employment during the year. His 2020 payout was reduced by $5,000, as he elected to reduce his payout by an amount equal to 10% of his salary for two months, in response to the COVID-19 pandemic.
2020 Equity Grants
Equity was issued to our executives in 2020 under the Company’s 2019 Long-Term Incentive Compensation Plan in the form of 50% RSAs and 50% PSUs, except for Mr. Bowe who received an LTI grant comprising of 40% RSAs and 60% PSUs. For all executives we target long-term compensation to be an amount on the date of grant which, when combined with base salary and target bonus, aligns the aggregate Total Direct Compensation to a level that we believe is within a competitive range (+/- 15%) of the median Total Direct Compensation reflected in our competitive benchmark information. For the 2020 grants, the NEOs targeted LTI value on the date of grant equaled 271% of salary for Patrick E. Bowe, 120% of salary for Mr. Valentine and averaged 65% of salary for the remaining NEOs.
The methodology for determining the number of shares/units to be granted uses the Committee approved LTI dollar value for each executive officer approved by the Committee as of March 1, 2020. The actual number of shares/units granted is based on the average closing price for the month of February with a grant effective date of March 1. The Committee believes this methodology is objective and avoids any recalculation of granted shares due to price volatility between an estimated price and the actual grant date price.
We generally grant annual equity awards with consistent timing aligned with the Committee's first regular meeting each year. We may also issue grants of equity-based compensation to executives who join the Company during the year, but do not generally issue equity compensation to non-executive employees outside of the annual grant.
Following are the target compensation values for the equity grants made to NEOs for both 2020 and 2019.

	2020		2019
	Target	% of Base Salary	Target	% of Base Salary
Patrick E. Bowe	$2,600,000	271%	$2,600,000	271%
Brian A. Valentine	558,000	120%	558,000	120%
William E. Krueger	450,000	75%	450,000	75%
Christine M. Castellano	300,000	75%	—	N/A
Joseph E. McNeely	216,000	54%	216,000	60%
Valerie M. Blanchett	155,000	50%	155,000	50%
Jeffrey C. Blair	180,000	60%	180,000	60%

In 2020, the LTI equity grants for all NEO's approximated 100% of the LTI equity targets. The Committee approves all final equity grants.

Restricted Share Awards
RSAs promote retention and alignment with shareholder interests by tying executives' compensation to Company share price. The 2020 RSAs vest in three installments - 33.3% per year starting on January 2nd following the year of grant and annually thereafter until 100% vested. Dividends on awarded RSAs are delivered in the form of additional shares as restrictions lapse equivalent to the dollar value of dividends attributable to the number of shares vesting.
The CEO is granted the discretion to increase or reduce equity grants of RSAs, subject to the approval of the Committee, based on his evaluation of an individual’s performance, business unit performance and other extenuating factors he deems appropriate.
Performance Share Units
PSUs deliver Company stock based on the achievement of specific financial and stock price appreciation goals. PSUs granted in 2020 have a three-year performance period and are earned based on: 1) cumulative diluted Earnings Per Share (or "cumulative EPS") and 2) relative Total Shareholder Return (or "rTSR"). The number of PSUs available for issuance at target performance is based on 50% of the NEO's targeted LTI value, except for Mr. Bowe whose PSUs available for issuance at target performance is 60%. The cumulative EPS and rTSR results for the performance period determine how many underlying shares are actually issued.
The PSUs granted are based 50% on cumulative EPS and 50% on rTSR. Unlike restricted stock, which requires only continued service to be earned by the executive, the PSUs are only earned when the Company achieves targets that emphasize the Company’s pay-for-performance philosophy. Dividends on awarded PSUs are delivered in the form of additional shares at the end of the performance period but only equivalent to the value of dividends on the number of shares ultimately awarded.
For cumulative EPS based PSUs, performance is measured against pre-established 3-year Threshold, Target, and Maximum levels of achievement for 3-year cumulative EPS. These levels of achievement are established based on the cumulative EPS plan in effect in the year the grant is made plus a target growth component for the 2020 grant of 7% annually for the second and third years of the performance period. We consider both the industry trends and market expectations when setting cumulative EPS objectives for vesting PSUs. The Committee reviews and approves these criteria in advance of the grant. Threshold goals are a floor, so that performance below “threshold” results in no cumulative EPS-based PSU award delivery. Threshold goals are set at a level equal to minimally acceptable performance. Under normal market conditions, there is an expectation that Threshold goals will be met more often than not. Target goals are then set at a level which would be challenging but reasonably achievable under normal market conditions. In order to achieve the maximum PSU award, exceptional cumulative EPS growth performance must be achieved over the performance period. As noted previously, however, the volatility in our core agricultural businesses over the past several years has significantly impacted our ability to achieve short-term and long-term objectives used to deliver incentive compensation. Cumulative EPS for LTI grants may be adjusted for unusual or non-recurring items.
In determining cumulative EPS threshold, target, and maximum performance levels, the Committee considers short and long-term business goals at the time of grant. The Committee also considers related factors, including recent EPS performance, and economic and industry conditions that may impact cumulative EPS performance.
The following table displays Threshold, Target and Maximum achievement levels for the PSUs with performance periods ending over the most recent three years.

Cumulative Diluted Earnings Per Share	Threshold	Target (1)	Maximum (2)	Actual	Percent of Target PSU Value Earned
3 years ended 2020	$4.55	$6.89	$9.73	$3.34	0%
3 years ended 2019	4.30	6.45	7.75	4.01	0%
3 years ended 2018	6.74	8.77	9.64	3.13	0%
The following table displays Threshold, Target and Maximum achievement levels for the EPS-based PSUs outstanding at December 31, 2020.

Cumulative Diluted Earnings Per Share	Threshold	Target (1)	Maximum (2)
3 years ended 2022	$2.99	$4.66	$6.78
3 years ended 2021	$4.47	$6.97	$10.14
(1)Level at which 100% of target LTI based on cumulative EPS is achieved.
(2)Level at which 200% of target LTI based on cumulative EPS is achieved.

The Company also utilizes an rTSR measure in addition to cumulative EPS to achieve the following objectives:
•Create direct alignment between equity-based awards and shareholder return performance relative to the market
•Strengthen the link between share price growth and long-term compensation
•Create an effective combination of performance measures that taken together provide an effective balance between earnings and shareholder return expectation
    The comparator group selected for the rTSR metric is the Russell 3000® index. Key selection considerations included industry, revenue, median market capitalization, business model, price volatility, future growth considerations and stock price correlation. After extensive study of alternative broad-based indexes and custom peer groups, the Company believes a broad-based index such as the Russell 3000® index is the most appropriate and objective approach. Difficulties selecting and maintaining a custom performance peer group based on key selection considerations would overly complicate the use of rTSR without improving the effectiveness of linking pay to performance.
Our relative rTSR metric uses a composite out-performance design to capture the magnitude of performance relative to the index and for efficient administration and communication. This design was chosen over percentile rank designs which can over or understate relative performance. The metric also includes a negative rTSR threshold which limits the vesting of units to shares when rTSR is negative regardless of results relative to the index. The following table summarizes our rTSR plan design.

		Vested PSU Payout Percent
Goal Achievement	Company's 3-Year Annualized rTSR Relative to Comparator Group	% of Target PSUs if Company TSR is Positive	% of Target PSUs if Company TSR is Negative
Maximum	+18 percentage points or more above Target	200%	100%
Above Target	For every +1 percentage points Company TSR is above Target	100% plus 5.56% of target	100%
Target	Comparator Group's Annualized TSR	100%	100%
Below Target	For every -1 percentage points Company TSR is below Comparator Group	100% less 5% of target	100% less 5% of target
Threshold	-12 percentage points below Comparator Group	40%	40%
Below Threshold	More than -12 percentage points below Comparator Group	0%	0%
An averaging period is used to establish the starting and ending stock price and Russell 3000 index price for the 3-year performance period. The average of closing prices on trading days during the month of December immediately preceding the first January of the performance period establishes the starting point. The ending averaging period used for determining performance and the corresponding payout percentage is the average of closing prices during the last December of the 3-year performance period. Pre-established averaging periods are used to alleviate market timing and volatility concerns.
We believe the use of the equity awards described above creates long-term incentives that balance the goals of growing stock price and strong Company earnings.
Below are rTSR-based PSU performance results for the three-year period ending in 2020.

Relative TSR	Company Actual TSR 2018 - 2020	Russell 3000 Index	Difference	Percent of Target PSU Value Earned
3 years ended 2020	(7.00)%	14.01%	(21.01)%	—%
Other Considerations
As a publicly-traded company, we are subject to Section 162(m) which limits our ability to deduct for U.S. income tax purposes compensation in excess of $1 million paid to our named executive officers. The Tax Cuts and Jobs Act of 2017 made significant changes to Section 162(m). Beginning in 2018 the exception to the $1 million deduction limitation for commission and performance-based compensation has been eliminated. However, compensation paid pursuant to a written binding agreement in effect on November 2, 2017 that has not been materially modified thereafter is grandfathered and can continue to qualify for the performance-based compensation exemption, assuming all other Section 162(m) requirements are met. Because of the ambiguities and uncertainties as to the scope of this grandfather provision, no assurance can be given that compensation originally intended to qualify for the exemption will, in fact, be fully deductible.

                The Compensation Committee considers tax deductibility to be an important, but not the sole, or primary, consideration in setting executive compensation. Because the Compensation Committee also recognizes the need to maintain flexibility to make compensation decisions when necessary to enable us to continue to attract, retain, and motivate talented executive officers, it reserves the authority to approve potentially non-deductible compensation.
Stock Ownership and Retention Policy
Our Board has adopted a stock ownership and retention policy that applies to NEOs, other officers and directors who receive equity compensation. The policy is intended to align the interests of directors and executives with the interests of the Company’s shareholders by ensuring that executives maintain significant levels of stock in the Company throughout their careers. Our policy specifies both a target ownership level expressed as a multiple of base salary (the salary multiple varies by position), as well as a percentage of additional shares which must be retained as further shares are acquired under the long-term compensation plans. Company officers are required to retain at least 75% of the net shares acquired through the plan until their guideline ownership level is achieved; thereafter, they are required to retain 25% of the future net shares which they acquire, until two times their established target ownership level is achieved.
The target ownership levels for the NEOs are as follows:

Position	Multiple of Pay
CEO	6 x Salary
CFO	3 x Salary
Group Presidents	2 x Salary
Other Corporate Officers	1 x Salary
The Stock Ownership and Retention Policy provides for a reduction in the ownership requirements for participants approaching retirement. This reduction begins at two years from retirement and drops the target ownership level by 1/3 and by another 1/3 at one year from normal retirement age. “Retirement” means, with respect to an employee participant, a termination of employment on or after the date that the participant has attained the age of sixty (60) and has had at least five (5) years of continuous employment with The Andersons, or any subsidiary.
The Company prohibits hedging activities on Company stock by its officers and directors, as well as the pledging of shares. For purposes of the Company’s anti-hedging policy “hedging” of an interest in stock means the buying or selling of derivatives or other financial instruments, most commonly (but not exclusively) futures, put options and call options on ANDE stock, in order to monetize the stock, or mitigate the risk of stock ownership, and “pledging” of an interest in stock means granting the stock as collateral to a creditor as security for a loan or other obligation.  The policy applies to the Company’s officers and directors, and does not apply to employees who are not otherwise officers.  The policy applies only to ANDE stock, and not to other equity securities or equity securities of its subsidiaries.
Compensation Recoupment Policy
In accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, the CEO and CFO are required to reimburse the Company for bonuses, or other incentive-based or equity-based compensation, and profits from securities sales following certain financial restatements resulting from misconduct. We have also adopted a policy requiring the repayment or “clawback” of excess cash or equity-based compensation from each executive officer of the Company (and also the group controller of the relevant business unit) where the payments were based on the achievement of financial results that were subsequently the subject of a financial restatement (regardless of involvement in the cause of the restatement).
Post-Termination Compensation/Retirement Programs
Our overall retirement philosophy is to provide plans that are competitive, cost effective and work together with Social Security and employee savings to provide meaningful retirement benefits.
We offer two separate retirement programs:
•Retirement Savings Investment Plan (401(k))—promotes employee savings for retirement, with Company matching a portion of the savings and non-elective contributions for participants. For 2020, all NEOs are eligible for a performance-based contribution of up to 5%. The actual performance-based contribution for 2020 was 1.0%.
•Deferred Compensation Plan (DCP)—works in conjunction with the 401(k) to provide additional elective deferral opportunities to key employees that would otherwise be limited due to statutory rules.

The company also previously offered a Supplemental Retirement Plan (SRP), but benefits under that plan were frozen effective July 1, 2010. None of the 2020 NEOs are eligible for this plan.
Post-Retirement Medical Benefits
We have a Retiree Health Care Plan that provides post-retirement medical benefits to all eligible full-time employees as of December 31, 2002. The Retiree Health Care Plan is not available to those individuals hired after December 31, 2002. There are no benefit differences between executives and non-executives under this plan. There are no NEO participants in this plan.
During 2017, retirees age 65 or more were transitioned from our self-insured medical plan to a private exchange with a health care reimbursement account funded by the Company. The change provides retiree flexibility and improves the economics of the plan.
Employment Agreements and Severance

Patrick Bowe
    Mr. Bowe's executive employment agreement is for an indefinite term, subject to termination at any time by the Company or Mr. Bowe.
    For a period of twenty-four months (thirty-six months in the event of a change-in-control) following his termination of employment, Mr. Bowe is prohibited from competing against the Company, soliciting its customers or employees, and working for a competitor. Mr. Bowe has also agreed that he will not disclose the Company’s confidential information.

William E. Krueger
    The Company entered into an executive employment agreement with William E. Krueger for three years effective January 1, 2019, effective with the acquisition by the Company of Lansing Trade Group, LLC. The agreement renews automatically on a year-to-year basis unless either party gives not less than 6-month prior notice of their intent not to continue.
    For a period of twenty-four months beyond the remaining term of employment agreement, Krueger is prohibited from competing against the Company, soliciting its customers or employees, and working for a competitor. Mr. Krueger has also agreed that he will not disclose the Company’s confidential information.

Valerie M. Blanchett
Effective September 30, 2020, Ms. Blanchett left employment with the Company. Terms of her Change in Control and Severance Policy Participation Agreement provided for cash severance benefits in the amount of $538,435. In addition, the Committee accelerated the vesting on 5,757 RSAs to her termination date.

Jeffrey C. Blair
Effective July 31, 2020, Mr. Blair left employment with the Company. Terms of his Change in Control and Severance Policy Participation Agreement provided for cash severance benefits in the amount of $547,026. In addition, the Committee accelerated the vesting on 12,994 RSAs to his termination date.

Other Executives
We have entered into agreements with our NEOs and certain other key employees that require us to provide compensation to them in the event of certain qualifying non-elective terminations of employment. For qualifying terminations other than in connection with a change in control of the Company, the agreements provide that the NEOs and other key employees will receive cash severance equal to their annual base salary plus target annual cash bonus. For qualifying terminations in connection with a change in control of the Company, the agreements provide that the NEOs and other key employees will receive cash severance equal to two times their annual base salary plus target annual cash bonus. Certain vesting periods under our long-term incentive (equity) plans may accelerate under certain termination and change in control situations, as more fully described below in “Termination / Change in Control Payments”. The agreements also provide for a lump sum premium subsidy for the continuation of health care benefits for the duration of the severance period. The agreements are intended to help assure continuation of management during potential change of control situations, and to assist in recruiting and retention of key executives.
In addition, the 2014 Long-term Incentive Compensation Plan does not provide for the automatic acceleration of equity awards upon a Change in Control without a qualifying termination of employment. The 2019 Long-term Incentive Plan requires double-trigger vesting (i.e. a change-in-control plus a qualifying termination) on future equity awards. The 2019 Plan was first used for NEO LTI grants effective July, 2019.

Perquisites

Other than required executive officer physicals, there are no perquisites, unusual reimbursements or non-cash rewards (other than equity).

Summary Compensation Table
The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2020, 2019 and 2018.

Name and Position (1)	Year	Salary (2)	Bonus (3)(9)	Stock Awards (4)(9)(10)	Option Awards (5)	Non-Equity Incentive Plan Compensation (6)(9)(11)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (7)	All Other Compensation (8)	Total
(a)	(b)	(c)($)	(d)($)	(e)($)	(f)($)	(g)($)	(h)($)	(i)($)	(j)($)
Patrick E. Bowe	2020	996,923	—	2,214,057	3,359	400,000	—	138,396	3,752,735
President and Chief Executive Officer	2019	953,007	—	2,733,531	2,919	492,000	—	123,296	4,304,753
	2018	923,077	—	2,276,267	3,100	605,000	—	78,156	3,885,600
Brian A. Valentine	2020	482,885	—	479,593	—	190,000	—	48,783	1,201,261
Executive Vice President, Chief Financial Officer	2019	465,000	—	585,080	—	225,000	—	80,904	1,355,984
	2018	157,385	—	588,542	—	110,000	—	203,793	1,059,720
William E. Krueger	2020	623,077	—	386,767	—	875,393	—	66,281	1,951,518
President, The Andersons Trade and Processing	2019	590,193	—	4,822,989	—	930,387	—	19,268	6,362,837
Christine M. Castellano	2020	361,539	—	436,378	—	100,000	—	172,755	1,070,672
Executive Vice President, General Counsel & Corporate Secretary
Joseph E. McNeely	2020	390,000	—	335,678	3,359	150,000	—	40,309	919,346
President, The Andersons Nutrient and Industrial	2019	357,692	—	226,494	2,919	120,000	—	27,642	734,747
	2018	337,885	—	239,077	3,100	210,000	—	153,155	943,217
Valerie M. Blanchett	2020	248,000	—	133,238	—	7,537	—	597,986	986,761
Former Chief Human Resources Officer
Jeffrey C. Blair	2020	190,385	—	154,747	—	80,440	—	585,712	1,011,284
Former President, Plant Nutrient Group
(1)NEOs include the CEO and CFO who certify the quarterly and annual reports we file with the SEC. The remaining NEOs are the three next highest paid executive officers. Additionally, for 2020 Valerie M. Blanchett and Jeffrey C. Blair are NEOs, as they would have been in the top five most highly compensated had they been officers at December 31, 2020.
(2)Reflects 27 pay periods for all individuals in 2020. Salaries for Patrick E. Bowe and Joseph E. McNeely include voluntary deductions for the Company’s qualified Section 423 employee share purchase plan (“ESPP”) which is available to all employees. Amounts withheld for Mr. Bowe for 2020, 2019 and 2018 were $24,000, $21,144 and $23,591, respectively. Amounts withheld for Mr. McNeely for 2020, 2019 and 2018 were $24,000, $21,144 and $23,688, respectively.
(3)Annual bonus is delivered through a formula-based incentive compensation program and included in column (g).
(4)Represents the grant date fair value of PSUs granted March 1, 2018, March 1, 2019, July 1, 2019 and March 1, 2020 and RSAs granted March 1, 2018, March 1, 2019 and March 1, 2020, computed in accordance with the assumptions as noted in Note 15 to the Company’s audited financial statements included in Form 10-K, Item 8. Amounts for Brian A. Valentine also include the grant date fair value of PSUs and RSAs granted on August 1, 2018, upon his hiring. Amounts for Christine M. Castellano also include the grant date fair value of RSAs granted on February 3, 2020, upon her hiring. Amounts for Joseph E. McNeely also include the grant date fair value of RSAs granted on August 1, 2020, upon his appointment to President, The Andersons Nutrient and Industrial. At each grant date, we expected to issue the target award under the PSU grants which is equal to 50% of the maximum award. Amounts for William E. Krueger also include the grant date fair value of RSAs granted one time on January 2, 2019 in connection with the Company's acquisition of Lansing Trade Group, LLC.
(5)Represents the fair value of the option component in the ESPP. The grant date fair value of the ESPP option was computed in accordance with the assumptions as noted in Note 15 to the Company’s audited financial statements included in the 2020 Form 10-K, Item 8.
(6)Represents the annual AIP payout earned for each NEO as previously described. Approximately 75% of the award is based on specific results of the NEO’s formula program with the remainder of the award representing a portion of the Company “discretionary” pool which is also created through a formula. Overall awards (individual formula plus awards from the discretionary pool) are approved by the Committee. For 2020, the Committee approved funding of the discretionary pool to reward employees for extraordinary efforts during the COVID-19 crisis. 2020 amount for Mr. Krueger also includes an additional incentive payment tied to the trading income performance of ATP. 2019 amount for Mr. Krueger also includes an additional incentive payment tied solely to the pretax income performance of the legacy Lansing Trade Group, LLC as compared to target.
(7)Represents the annual change in the NEO’s accumulated benefit obligation. Defined benefit plans included the Defined Benefit Pension Plan and Supplemental Retirement Plan in 2015. Only the Supplemental Retirement Plan is included here, as the Defined Benefit Pension Plan was terminated in 2015. See Note 6 to the Company’s audited financial statements included in Form 10-K, Item 8 for information about assumptions used in the computation of the defined benefit plans. The deferred compensation plan is a voluntary plan allowing for deferral of compensation for officers and highly compensated employees in excess of the limits imposed by the Internal Revenue Service under the Company’s 401(k) plan. Earnings on the deferred compensation are based on actual earnings on mutual funds held in a Rabbi trust owned by the Company and do not include any above market returns.
(8)Represents the Company-match and performance contribution contributed to defined contribution plans (401(k) and Deferred Compensation Plan) on behalf of the named executive, life and long-term disability insurance premiums paid by the Company for each of the named executives, the cost of required executive physicals paid by the Company, service awards, and restricted share dividends. Amounts for Joseph E. McNeely in 2018, amounts for Brian A. Valentine in 2018 and 2019 and amounts for Christine M. Castellano in 2020 also include reimbursement of moving and relocation expenses. Amounts for Valerie M. Blanchett and Jeffrey C. Blair also include separation pay and the value of unused vacation in 2020. Amounts for Patrick E. Bowe for the years 2020, 2019 and 2018, respectively, consist of dividends on restricted stock of $37,237, $41,978 and $39,438; deferred compensation plan company match of $51,368, $37,484 and $7,945; performance contribution company match of $31,172, $27,872 and $15,153; 401(k) company match of $11,400, $11,200 and $11,000; executive physicals of $2,425, $2,450 and $2,950; life and long-term disability insurance premiums of $4,594, $1,812 and $1,170; and healthy lifestyles discount of $200, $500 and $500.
(9)In 2019, William E. Krueger received one-time cash and vested and un-vested Company restricted shares in consideration for his vested and un-vested equity units in Lansing Trade Group, LLC (for which he served as CEO), in connection with the Company's acquisition of Lansing Trade Group, LLC effective January 1, 2019. Mr. Krueger also received Company restricted shares in satisfaction of Lansing Trade Group, LLC's one-time retention award obligations to him and other key executives in connection with the acquisition. The Company also paid one-time bonus awards in 2019 to Mr. Krueger and other executives in satisfaction of Lansing Trade Group, LLC's bonus obligations to Mr. Krueger and other executives for 2018 performance.
(10)Excludes 12,129 restricted shares issued one time in 2019 in connection with the Lansing acquisition.
(11)In response to the COVID-19 global pandemic, the senior executives agreed to reduce either their 2020 AIP payout or 2021 equity awards by an amount equal to 10% of their salary for six months. The 2020 AIP payouts for Valerie M. Blanchett and Jeffrey C. Blair were reduced as a result. The remaining NEOs chose to take the reduction through their 2021 equity awards.

Grants and Payments of Plan-Based Awards
During 2020, we issued grants and paid cash bonuses to our NEOs pursuant to the 2019 Long-Term Incentive Compensation Plan and the AIP respectively. Information with respect to each of the awards, including estimates regarding payouts during the relevant performance period under each of these programs during 2020, is set forth below.

Name	Grant Date	Date of Board Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Under-lying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
(a)	(b)		(c)($)	(d)($)	(e)($)	(f)(#)	(g)(#)	(h)(#)	(i)(#)	(j)(#)	(k)($)	(l)($)
Patrick E. Bowe	1/2/20	3/1/19	—	—	—	—	—	—	1,473	—	—	37,237
	3/2/20	2/21/20	288,000	960,000	1,920,000	14,454	72,268	144,536	48,179	—	—	918,292
Brian A. Valentine	1/2/20	3/1/19	—	—	—	—	—	—	255	—	—	6,434
	3/2/20	2/21/20	118,575	395,250	790,500	2,593	12,966	25,932	12,965	—	—	247,113
William E. Krueger (4)	1/2/20	3/1/19	—	—	—	—	—	—	1,057	—	—	26,732
	3/2/20	2/21/20	284,400	948,000	1,896,000	2,091	10,456	20,912	10,456	—	—	199,291
	4/1/20	12/19/18	—	—	—	—	—	—	207	—	—	3,879
Christine M. Castellano(5)	2/3/20	10/9/19	—	—	—	—	—	—	7,937	—	—	178,503
	3/2/20	2/21/20	82,131	273,770	547,540	1,394	6,972	13,944	6,971	—	—	132,867
Joseph E. McNeely(6)	1/2/20	3/1/19	—	—	—	—	—	—	83	—	—	2,096
	3/2/20	2/21/20	84,762	282,541	565,082	1,004	5,020	10,040	5,019	—	—	95,662
	8/1/20	7/16/20	—	—	—	—	—	—	10,549	—	—	150,007
	12/29/20	9/22/17	—	—	—	—	—	—	680	—	—	16,372
Valerie M. Blanchett	1/2/20	3/1/19	—	—	—	—	—	—	106	—	—	2,672
	3/2/20	2/21/20	48,736	162,454	324,908	720	3,602	7,204	3,602	—	—	68,654
Jeffrey C. Blair	1/2/20	3/1/19	—	—	—	—	—	—	69	—	—	1,739
	3/2/20	2/21/20	39,283	130,943	261,886	837	4,184	8,368	4,183	—	—	79,728
(1)Amounts listed for the non-equity incentive compensation plan represent the individual formula maximum, target and threshold under the AIP. The program also provides for an additional amount of 25% of the overall pool which is subject to and funded by Company earnings. This discretionary pool is available for award to all plan participants. Determination of this award component is made by the CEO and approved by the Committee. The CEO’s discretionary award is determined by the Committee. As noted previously, the Company has elected to limit base salaries and place more compensation dollars “at risk” which may be earned in this incentive program. The Thresholds and Targets for each business unit and the total Company are presented by the Company for each NEO (and their business unit) and are preliminarily approved by the Board in its December meeting prior to the beginning of the plan year.
(2)Equity awards are EPS-based PSUs which will be awarded based on the three-year cumulative diluted EPS for the years ended December 31, 2022 and rTSR-based PSUs which will be awarded based on the relative shareholder return performance for the three years ended December 31, 2022. These awards require employment at the end of the performance period except in the case of death, permanent disability, retirement or termination without cause as a result of a sale of the business unit. If an employee meets one of these exceptions and if the award triggers at the end of three years, the grantee will receive a pro rata award. At the end of the performance period, the appropriate number of shares will be issued along with additional shares representing equivalent dividends paid to shareholders during the period. The Company is currently expensing this EPS-based award at 10% of the maximum award level and expects that this is the most probable outcome at this time.
(3)RSA’s granted March 2, 2020 have a grant date fair value of $19.06 per share, which represents the closing price on the issuance date. Grants also include dividend equivalents on the 2017, 2018 and 2019 RSA grants, of which one-third of the grants vested as of January 1, 2020. Cumulative dividends from the 2017 grant date through the date of issuance were $1.995, which was multiplied by the shares issued and converted to shares at the December 31, 2019 closing price of $25.28.
(4)See Note (9), Summary Compensation Table regarding the additional RSAs granted to William E. Krueger in 2019, in connection with the Lansing Trade Group acquisition. Mr. Krueger's 2020 grants also include dividend equivalents on that 2019 RSA grant, of which a portion of the grant vested as of April 1, 2020. Cumulative dividends from the grant date through the date of issuance were $1.03, which was multiplied by the shares issued and converted to shares at the March 31, 2020 closing price of $18.75.
(5)Christine M. Castellano received an RSA grant upon joining the Company in February 2020. RSAs granted February 3, 2020 have a grant date fair value of $22.49 per share, which represents the closing price on the issuance date.
(6)Joseph E. McNeely received an RSA grant upon joining the Company in December 2017. Mr. McNeely's 2020 grants also include dividend equivalents on that 2017 RSA grant, which vested as of December 29, 2020. Cumulative dividends from the grant date through the date of issuance were $2.04, which was multiplied by the shares issued and converted to shares at the December 28, 2020 closing price of $24.08. Mr. McNeely also received an RSA grant in August 2020, upon his appointment to President, The Andersons Nutrient and Industrial. RSAs granted August 1, 2020 have a grant date fair value of $14.22 per share, which represents the closing price on the issuance date.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes equity awards granted to our NEOs that were outstanding at the end of fiscal 2020.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable (1)	Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested (2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (3)
(a)	(b)(#)	(c)(#)	(d)(#)	(e)($)	(f)	(g)(#)	(h)($)	(i)(#)	(j)($)
Patrick E. Bowe	—	—	—	—	—	—	—	144,536	3,542,577
	—	—	—	—	—	—	—	86,692	2,124,821
	—	—	—	—	—	—	—	59,632	1,461,580
	—	—	—	—	—	48,179	1,180,867	—	—
	—	—	—	—	—	19,264	472,161	—	—
	—	—	—	—	—	9,938	243,580	—	—
	325,000	—	—	35.40	11/2/22	—	—	—	—
Brian A. Valentine	—	—	—	—	—	—	—	25,932	635,593
	—	—	—	—	—	—	—	15,508	380,101
	—	—	—	—	—	—	—	5,760	141,178
	—	—	—	—	—	12,965	317,772	—	—
	—	—	—	—	—	5,168	126,668	—	—
	—	—	—	—	—	3,611	88,506	—	—
	—	—	—	—	—	959	23,505	—	—
William E. Krueger (4)	—	—	—	—	—	—	—	20,912	512,553
	—	—	—	—	—	—	—	12,504	306,473
	—	—	—	—	—	10,456	256,277	—	—
	—	—	—	—	—	73,879	1,810,774	—	—
	—	—	—	—	—	3,765	92,280	—	—
	—	—	—	—	—	4,167	102,133	—	—
Christine M. Castellano	—	—	—	—	—	—	—	13,944	341,767
	—	—	—	—	—	6,971	170,859	—	—
	—	—	—	—	—	7,937	194,536	—	—
Joseph E. McNeely	—	—	—	—	—	—	—	10,040	246,080
	—	—	—	—	—	—	—	6,004	147,158
	—	—	—	—	—	—	—	6,264	153,531
	—	—	—	—	—	10,549	258,556	—	—
	—	—	—	—	—	5,019	123,016	—	—
	—	—	—	—	—	2,000	49,020	—	—
	—	—	—	—	—	1,043	25,564	—	—
Valerie M. Blanchett	—	—	—	—	—	—	—	—	—
Jeffrey C. Blair	—	—	—	—	—	—	—	—	—
(1)Options with an expiration date of November 2, 2022 became fully vested on November 2, 2018.

(2)Represents the market value of outstanding restricted shares at December 31, 2020 closing price of $24.51
(3)Equity incentive plan awards that have not vested represent PSUs as described previously. These amounts represent the maximum award for each tranche with performance periods ending December 31, 2020, December 31, 2021 and December 31, 2022, respectively. The market value for these grants is based on a December 31, 2020 closing price of $24.51. Currently the Company expects payout at 0%, 0% and 10% of the maximum award for the performance periods ending January 1, 2021, 2022 and 2023, respectively.
(4)See Note (9), Summary Compensation Table.
Option Exercises and Stock Vested
With respect to the NEOs, the following table provides information concerning stock options that were exercised and stock awards that vested during fiscal 2020. The stock awards that vested in 2020 were RSAs granted in 2017, 2018 and 2019, plus dividend equivalent shares as described previously. Amount for William E. Krueger also includes RSAs granted in January 2019, following the Company's acquisition of Lansing Trade Group, LLC.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
(a)	(b)(#)	(c)($)	(d)(#)	(e)($)
Patrick E. Bowe	—	—	29,677	750,235
Brian A. Valentine	—	—	7,412	187,363
William E. Krueger	—	—	44,055	1,087,775
Christine M. Castellano	—	—	—	—
Joseph E. McNeely	—	—	10,834	263,431
Valerie M. Blanchett	—	—	7,907	164,706
Jeffrey C. Blair	—	—	14,762	229,465

    The Company believes in effectively managing its equity compensation programs while minimizing shareholder dilution. For this reason, the Company and the Compensation & Leadership Development Committee considers both the Company’s “burn rate” and our “overhang” percentage in evaluating the impact of grants under our long-term incentive plans on our shareholders.
Overhang
    Overhang (measuring the potential dilution of earnings and voting power to shareholders from the issuance of equity awards) is generally calculated as the sum of all equity awards outstanding plus shares available for future grant under a plan, divided by common shares outstanding. The table below provides a summary of our four-year historical overhang and includes for 2019 shares issued under The Andersons, Inc. Lansing Acquisition 2018 Inducement and Retention Award Plan as part of the acquisition of Lansing Trade Group, LLC.

Overhang
Four-Year Annual Average (2017-2020)	7.6%
Burn Rate
    Burn rate or run rate is generally calculated as the number of shares granted divided by the total number of shares outstanding, and generally demonstrates the dilutive impact of our equity award program. The table below provides a summary of our four-year historical burn rate and includes for 2019 shares issued under The Andersons, Inc. Lansing Acquisition 2018 Inducement and Retention Award Plan as part of the acquisition of Lansing Trade Group, LLC.

Burn Rate
Four-Year Annual Average (2017-2020)	1.39%

Pension Benefits
The Company maintains a Retirement Benefits Committee, not comprised of independent directors. The Board has delegated its authority to perform certain administrative, regulatory and fiduciary duties required of management as plan sponsor to the Retirement Benefits Committee. The Retirement Benefits Committee acts as the Plan Administrator for the Supplemental Retirement Plan, Retirement Savings and Investment Plan, Deferred Compensation Plan and the Employee Share Purchase Plan. As noted previously, the SRP was frozen for employees as of July 1, 2010. None of the 2020 NEOs are eligible for retirement benefits under the non-qualified SRP, as they were hired after the plan was frozen.
Nonqualified Deferred Compensation
The Company provides a non-qualified DCP for employees whose 401(k) contributions are limited by Internal Revenue Service regulations. The DCP mimics the 401(k) sponsored by the Company in that participants may select the same investment options (excluding Company Common Shares) providing the potential for equivalent returns. The plan assets are held in a Rabbi Trust on the Company’s balance sheet and a liability is included for the compensation deferred by employees. Currently, eligible employees may defer up to 30% of their base salary and up to 50% of their bonus. Set forth below is a table with the NEOs’ information for the plan for 2020.

Name	Executive contribution in last FY	Registrant contributions in last FY (1)	Aggregate earnings in last FY (1)	Aggregate withdrawals / distributions	Aggregate balance at last FYE
(a)	(b)($)	(c)($)	(d)($)	(e)($)	(f)($)
Patrick E. Bowe	—	40,172	15,922	—	161,893
Brian A. Valentine	—	17,216	6,397	—	32,856
William E. Krueger	—	14,600	3,284	—	17,884
Christine M. Castellano (2)	—	—	—	—	—
Joseph E. McNeely	51,060	10,815	40,149	—	265,541
Valerie M. Blanchett	13,211	6,732	16,893	—	96,262
Jeffrey C. Blair	—	2,326	2,386	—	9,584
(1)The registrant contributions above are included in the Summary Compensation Table as part of “All Other Compensation.” As the investments are made in mutual funds, none of the earnings are above-market and are therefore not included in the Summary Compensation Table.
(2)Christine M. Castellano did not become eligible for the DCP until January 1, 2021.
Termination / Change in Control Payments
The Company grants severance in the event of position elimination and in the event of a change in control under Change in Control and Severance Policy Participation Agreements entered into with NEOs and other key employees. These agreements clarify that qualifying terminations within a specified period up to three months before or up to 24 months after a defined change in control of the Company or an NEO’s business unit will result in cash severance equal to two years of salary and target bonus, plus certain health benefits for that same two years. The severance payments will be paid out in a lump sum following a qualified termination. For qualifying terminations other than due to a change in control, NEOs will receive cash severance and certain health benefits for a one-year period. Payments under the Supplemental Retirement Plan and Deferred Compensation Plan are not impacted by these agreements.
Under each of the Change in Control and Severance Policy Participation Agreements, the applicable executive agrees not to divulge confidential information during or after his term of employment. In addition, the executive agrees not to compete with, or solicit the customers or employees of, the Company during and for a period of one year following a termination of employment without cause (for which period the executive will receive severance payments). Upon a termination of employment without cause and following a change of control of the Company, this period is extended to two years (for which period the executive will receive severance payments).

The following table presents the value of these agreements by NEO as if termination occurred on December 31, 2020.

Name	Cash Severance		Health (3)	Outplacement Services (4)	Cash Value	Additional Severance for Change in Control (5)	Cash Value if Change in Control
	Salary (1)	Bonus (2)
Patrick E. Bowe	$960,000	$960,000	$15,708	$9,000	$1,944,708	$1,935,708	$3,880,416
Brian A. Valentine	465,000	395,250	16,708	9,000	885,958	876,958	1,762,916
William E. Krueger	600,000	948,000	17,752	9,000	1,574,752	1,565,752	3,140,504
Christine M. Castellano	400,000	273,770	9,648	9,000	692,418	683,418	1,375,836
Joseph E. McNeely	400,000	282,541	16,485	9,000	708,026	699,026	1,407,052
Valerie M. Blanchett (6)	310,000	217,000	6,435	5,000	538,435	533,435	1,071,870
Jeffrey C. Blair (6)	300,000	225,000	17,026	5,000	547,026	542,026	1,089,052
(1)Salary portion of cash severance for other than a change in control is equal to one year’s salary.
(2)Bonus is equal to target bonus for 2020. The individuals also get a prorated portion of their actual bonus for any partial year worked.
(3)Value of health benefits to be continued for up to 52 weeks based on years of service. All NEOs qualify for a full year of coverage. NEOs are responsible to continue their share of premium consistent with their coverage prior to termination.
(4)Value estimated for one year of service (maximum to be provided).
(5)If a termination is due to a change in control, participants are eligible for an additional year of cash severance and health benefits.
(6)Ms. Blanchett and Mr. Blair both terminated prior to December 31, 2020. As a result, the amounts shown here represent their actual payments upon termination.
Termination due to death would result in the following company-provided group life insurance proceeds in addition to accelerated vesting of RSAs and prorated adjustment of PSUs with subsequent issuance subject to any performance vesting criteria.

Name	Life Insurance Proceeds
Patrick E. Bowe	$1,000,000
Brian A. Valentine	930,000
William E. Krueger	1,000,000
Christine M. Castellano	800,000
Joseph E. McNeely	720,000
Valerie M. Blanchett	N/A
Jeffrey C. Blair	N/A

Director Compensation
The following description of director compensation reflects the program in place for 2020. Director compensation is reviewed regularly and compared to the proxy information from the same peer companies used for executive compensation.
Directors who are not employees of the Company receive an annual retainer of $60,000. In response to the COVID-19 global pandemic, the Board of Directors agreed to a 15% reduction of their retainers for the May and August quarterly payments; bringing their annual total to $55,500 for the 2020/2021 Board year.
Committee chairpersons each receive an additional retainer as follows: Audit Committee chair $15,000 annually, Compensation Committee $10,000 annually, all other Committees $7,500 annually. The lead director also receives a $15,000 annual retainer. Michael J. Anderson transitioned to a non-employee Director and Board Chair on January 2, 2017. His director compensation as Board Chair is the same as the lead director. Directors may elect to receive their retainers in cash or Common Shares. Retainers are paid on a quarterly basis in May, August, November and February.
Directors are not paid for individual board meetings. Committee meetings (including those held or attended via teleconference) are paid at $1,500 for all Committees. Additional compensation may be paid to individual directors for work requiring time and effort beyond what is normally expected to prepare for and attend Board and Committee meetings including orientation for new directors and special projects.
Directors receive an annual equity grant of RSAs, other than Mr. Anderson, who received an equivalent amount of cash. The value of annual grants for 2020 was $100,000. Director grants of RSAs will fully vest after one year from date of grant. Directors appointed between annual meeting dates receive a prorated equity grant. Directors have an equity ownership target of five times their annual retainer ($300,000). Until reaching this ownership level, they are required to retain 75% of the shares issued through equity grants by the Company.
Patrick E. Bowe was the only employee director during 2020. He received no additional compensation for his directorship.

Name	Fees earned or paid in cash	Stock awards (1)(2)(3)	Total
(a)	(b)($)	(c)($)	(d)($)
Gerard M. Anderson (2)	60,000	91,361	151,361
Michael J. Anderson	170,500	—	170,500
Stephen F. Dowdle (2)(3)	4,500	146,869	151,369
Pamela S. Hershberger	67,500	89,905	157,405
Catherine M. Kilbane (2)	90,000	91,361	181,361
Robert J. King, Jr. (2)	73,500	91,361	164,861
Ross W. Manire (2)	78,000	91,361	169,361
Patrick S. Mullin (2)	84,000	91,361	175,361
John T. Stout, Jr. (2)(3)	18,000	139,381	157,381
Jacqueline F. Woods (2)	25,000	2,111	27,111
(1)RSAs were granted to all Directors, except Michael J. Anderson and Jacqueline F. Woods on May 8, 2020 and are valued at $14.60 per share, the closing price on the date of issuance.
(2)RSA dividend equivalent shares were granted on May 1, 2020 and are valued at $16.97 per share, the closing price on the date prior to issuance.
(3)Directors can make an election to receive common stock in lieu of all or 50% of the retainer fees. All of these shares are fully vested. For purposes of determining the number of shares to be issued in lieu of such fees, the shares are valued at the closing price on the date prior to issuance which was January 31 ($22.62), May 8 ($14.60), July 31 ($14.22) and October 30 ($21.69) for the fees noted above.

    Outstanding equity awards for non-employee directors and former directors at December 31, 2020 are as follows:

Name	Outstanding Restricted Share Awards (#)
Gerard M. Anderson	6,113
Michael J. Anderson	—
Stephen F. Dowdle	6,113
Pamela S. Hershberger	6,113
Catherine M. Kilbane	6,113
Robert J. King, Jr.	6,113
Ross W. Manire	6,113
Patrick S. Mullin	6,113
John T. Stout, Jr.	6,113
Jacqueline F. Woods	—

CEO Pay Ratio

    The Company's CEO to median employee pay ratio is calculated pursuant to Item 402(u) of Regulation S-K.
Although there were changes to our employee population in 2020 due to internal reorganizations and cost cutting initiatives, in response to, among other things, additional integration efforts and the COVID-19 pandemic, we do not believe these changes would significantly impact the pay ratio disclosure and therefore we did not identify a new median employee. We identified the median employee by examining 2018/2019 eligible compensation under the Company’s qualified and non-qualified retirement benefit plans (“Retirement Benefit Eligible Compensation”) for all individuals, excluding our CEO, who were employed by the Company on November 15, 2019. We believe the use of Retirement Benefit Eligible Compensation for all employees is a consistently applied compensation measure because it takes into account base pay for all employees, hours worked and overtime for hourly employees, plus bonuses, and because this measurement excludes equity awards which the Company does not widely distribute to employees. Approximately three percent (3%) of our employees receive annual equity awards. It is important to note that Retirement Benefit Eligible Compensation was calculated and used for all employees, including those who were not actively contributing or not eligible to contribute to a retirement benefit account for the pay periods completed during the twelve (12) month period from November 16, 2018 to November 15, 2019. Except for one Singapore and 14 United Kingdom employees out of a total population of 2,583 employees, which was considered a de minimis number of non-US employees, we included all employees, whether employed on a full-time, part time, seasonal, or temporary basis. We did not make any assumptions, adjustments or estimates with respect to Retirement Benefit Eligible Compensation, but we did annualize such compensation for any full-time and part time employees that were not employed by the Company for the full twelve (12) month period from November 16, 2018 to November 15, 2019.
We have calculated the annual total compensation for the median employee using the same methodology we use for our CEO as set forth in the Summary Compensation Table in the Compensation Discussion and Analysis section of the proxy statement. We also included amounts for Company paid non-discriminatory benefits for both the median employee and CEO in the total compensation calculations. Benefit values were based on the elections of the CEO and the median employee in effect on November 15, 2020 plus the value of other non-elective benefit coverages.
Based on the methodology described above and as illustrated in the table below, the Company’s 2020 ratio of CEO's pay to the median employee's pay is estimated as 47 to 1.

CEO TO MEDIAN EMPLOYEE PAY RATIO

	CEO	Median Employee
Salary/Wages	$996,923	$58,264
Bonus	—	—
Stock Awards	2,214,057	—
Option Awards	3,359	—
Non-Equity Incentive Plan Compensation	400,000	1,165
Change in Pension Value and Nonqualified Deferred Compensation Earnings	—	—
Other Compensation	138,396	4,264
Value of non-discriminatory Company paid benefits	15,708	16,708
TOTAL	$3,768,443	$80,401

Other Information
Shareholder Proposals for 2022 Annual Meeting
Shareholder proposals intended for inclusion in the Company’s proxy statement relating to its 2022 annual meeting must be received by the company no later than November 26, 2021 and must otherwise comply with the SEC’s rules, to be considered for inclusion in the Company’s proxy materials.
In addition, the Company’s Code of Regulations establishes advance notice procedures for (1) the nomination, other than by or at the direction of the Board or the Company, of candidates for election as directors and (2) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board or the Company. Any shareholder who wishes to submit a proposal to be acted upon at next year’s annual meeting or who proposes to nominate a candidate for election as a director must submit such notice in compliance with such procedures. Any such proposals, as well as any questions related thereto, should be timely submitted in writing to the Company’s Secretary at the address below. The Company’s Secretary must receive any such proposals or nomination no earlier than January 7, 2022 and no later than February 6, 2022. The Company will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in the Company’s Code of Regulations. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, proxy holders may exercise discretionary voting authority under proxies that the Company solicits to vote in accordance with their best judgment on any such shareholder proposal or nomination.
Additional Information
This proxy information is being mailed with the Company’s December 31, 2020 Summary Annual Report to Shareholders including the Annual Report on Form 10-K. You may obtain additional copies of the Company’s Annual Report on Form 10-K free of charge upon oral or written request to the Secretary of the Company at 1947 Briarfield Boulevard, Maumee, Ohio 43537. You may also obtain a copy of this document at the Securities and Exchange Commission’s Internet site at http://www.sec.gov. Our Annual Report on Form 10-K was filed on February 25, 2021 and this proxy statement will be filed on or about March 11, 2021.
The proxies being solicited are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. The Company reserves the right to hire proxy solicitation agents, at its expense, if deemed necessary or appropriate. Our directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise.
Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope or register your vote by phone or Internet as soon as possible.

By order of the Board of Directors

/s/ Christine M. Castellano
Christine M. Castellano Secretary

Your **Vote** Counts!

THE ANDERSONS, INC.

2021 Annual Meeting
Vote by May 6, 2021 11:59 PM ET. For shares held in a Plan, vote by May 4, 2021 11:59 PM ET.

THE ANDERSONS, INC.
P.O. BOX 119
MAUMEE, OH 43537
ATTN: MEGAN GROOMS

D38224-P50456-Z79227

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This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Election of Directors **Nominees:** 01) Patrick E. Bowe 02) Michael J. Anderson, Sr. 03) Gerard M. Anderson 04) Gary A. Douglas 05) Stephen F. Dowdle 06) Pamela S. Hershberger 07) Catherine M. Kilbane 08) Robert J. King, Jr. 09) Ross W. Manire 10) John T. Stout, Jr.	For
2. An advisory vote on executive compensation, approving the resolution provided in the proxy statement.	For
3. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2021.	For

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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D38225-P50456-Z79227

THE ANDERSONS, INC.
P.O. BOX 119
MAUMEE, OH 43537
ATTN: MEGAN GROOMS

VFDQ#WR#
YLHZ#PDWHULDOV#)#YRWH

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THE ANDERSONS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Patrick E. Bowe
02) Michael J. Anderson, Sr.
03) Gerard M. Anderson
04) Gary A. Douglas
05) Stephen F. Dowdle
06) Pamela S. Hershberger
07) Catherine M. Kilbane
08) Robert J. King, Jr.
09) Ross W. Manire
10) John T. Stout, Jr.

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. An advisory vote on executive compensation, approving the resolution provided in the proxy statement.	☐	☐	☐
3. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2021.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

D36817-P50456-Z79227

THE ANDERSONS, INC.
Virtual Annual Meeting of Shareholders
May 7, 2021 8:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Michael T. Hoelter and Catherine M. White, and each of them individually, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote all of the shares of stock of THE ANDERSONS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/ANDE2021 at 8:00 AM, EDT on May 7, 2021, and any adjournment or postponement thereof, as designated on the reverse side of this proxy card and, in their discretion, upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side